UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

CHINA VITUP HEALTH CARE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or jurisdiction of incorporation or organization)	45-0552679 (I.R.S. Employer Identification No.)

108-1 Nashan Road

Zhongshan District

Dalian, P.R.C.

(Address of principal executive offices)

Issuers telephone number 86-411-8265-3668

Securities to be registered pursuant to Section 12(b) of the Act.

Title of each class None	Name of each exchange on which registered None

Securities to be registered pursuant to Section 12(g) of the Act.

500,000,000 shares of common stock, $.0001 par value
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Larger accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ X ]

Table of Contents

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

1

ITEM 1. BUSINESS

2

ITEM 1A. RISK FACTORS

15

ITEM 2. FINANCIAL INFORMATION

22

ITEM 3. PROPERTIES

27

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

28

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

30

ITEM 6. EXECUTIVE COMPENSATION

33

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

35

ITEM 8.  LEGAL PROCEEDINGS

39

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.  39

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

40

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

42

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

43

ITEM 13.  FINANACIAL STATEMENTS AND SUPPLEMENTARY DATA

44

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT

44

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

44

SIGNATURES

45

-ii-

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

THIS REGISTRATION STATEMENT ON FORM 10 CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, PRINCIPALLY IN THE SECTIONS ENTITLED “DESCRIPTION OF BUSINESS,” “RISK FACTORS,” AND “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.” ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT CONTAINED IN THIS FORM 10, INCLUDING STATEMENTS REGARDING FUTURE EVENTS, OUR FUTURE FINANCIAL PERFORMANCE, BUSINESS STRATEGY AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, ARE FORWARD-LOOKING STATEMENTS. WE HAVE ATTEMPTED TO IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMINOLOGY INCLUDING “ANTICIPATES,” “BELIEVES,” “CAN,” “CONTINUE,” “COULD,” “ESTIMATES,” “EXPECTS,” “INTENDS,” “MAY,” “PLANS,” “POTENTIAL,” “PREDICTS,” “SHOULD” OR “WILL” OR THE NEGATIVE OF THESE TERMS OR OTHER COMPARABLE TERMINOLOGY. ALTHOUGH WE DO NOT MAKE FORWARD-LOOKING STATEMENTS UNLESS WE BELIEVE WE HAVE A REASONABLE BASIS FOR DOING SO, WE CANNOT GUARANTEE THEIR ACCURACY. THESE STATEMENTS ARE ONLY PREDICTIONS AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS, INCLUDING THE RISKS OUTLINED UNDER “RISK FACTORS” OR ELSEWHERE IN THIS FORM 10, WHICH MAY CAUSE OUR OR OUR INDUSTRY’S ACTUAL RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. MOREOVER, WE OPERATE IN A VERY COMPETITIVE AND RAPIDLY CHANGING ENVIRONMENT. NEW RISKS EMERGE FROM TIME TO TIME AND IT IS NOT POSSIBLE FOR US TO PREDICT ALL RISK FACTORS, NOR CAN WE ADDRESS THE IMPACT OF ALL FACTORS ON OUR BUSINESS OR THE EXTENT TO WHICH ANY FACTOR, OR COMBINATION OF FACTORS, MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS.

YOU SHOULD NOT PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENT, EACH OF WHICH APPLIES ONLY AS OF THE DATE OF THIS FORM 10. BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THE OCCURRENCE OF THE EVENTS DESCRIBED IN THE SECTION ENTITLED “RISK FACTORS” AND ELSEWHERE IN THIS FORM 10 COULD NEGATIVELY AFFECT OUR BUSINESS, OPERATING RESULTS, FINANCIAL CONDITION AND STOCK PRICE. EXCEPT AS REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE PUBLICLY ANY OF THE FORWARD-LOOKING STATEMENTS AFTER THE DATE OF THIS FORM 10 TO CONFORM OUR STATEMENTS TO ACTUAL RESULTS OR CHANGED EXPECTATIONS.

ITEM 1. BUSINESS

Overview

China Vitup Health Care Holdings, Inc., a Nevada corporation (hereinafter “China Vitup Nevada” or the “Registrant"), is a holding company which, through its wholly-owned subsidiaries and operating affiliates, is engaged in the business of providing healthcare services to customers in China.  Presently, the Registrant has a single medical clinic which is a 24,200 square foot facility located in Dalian, China, through which it offers integrated healthcare services designed specifically to fit the needs of the Chinese population.  At the clinic in Dalian, the Registrant both monitors the health of its patients through regularly scheduled check-ups, and works to diagnose its patients’ different ailments and establish appropriate treatment procedures for such ailments.  Since the facility in Dalian is primarily a preventative care facility patients who require medical treatment which is more than preventative in nature are referred to hospitals and other health facilities.

Currently, the majority of medical care services throughout the People’s Republic of China (the “PRC”) are provided by government sponsored medical institutions and organizations which are often times overcrowded, under staffed, and under supplied and which are designed to offer preventative care.  There are a limited number of private institutions providing medical care to PRC citizens, particularly citizens within the middle class.  The Registrant’s goal is to modernize the current healthcare industry in China by providing Chinese citizens with individualized healthcare services and preventative care tailored specifically to their needs at private medical facilities throughout China.  Due to the overcrowding and a high patient to doctor ratio that exists within the state sponsored medical facilities throughout China, the Registrant believes that the rapidly increasing middle class of China is interested in seeking viable alternatives to state sponsored medical facilities.  The Registrant aims to provide these individuals with an alternative to state sponsored medical facilities in the form of highly modern and upscale medical facilities where the Registrant’s clients can go to have their health monitored on a regular basis.

PRC laws restrict foreign ownership of medical clinics and hospitals located in China.  As a result, the Registrant does not directly carry on any business operations.  To comply with PRC laws, the Registrant operates through a corporate structure consisting of subsidiaries, variable interest entities (“VIE”), and contractual arrangements.  A VIE is a term used by the U.S. Financial Accounting Standards Board to describe a legal business structure whose financial support comes from another corporation which exerts control over the VIE.  As noted above, all of the Registrant’s business operations are structured around subsidiaries, VIEs and contractual agreements.  Through these contractual agreements the Registrant is able to exert effective control over its PRC operating affiliates and receive all of the economic benefits derived from the business operations of its PRC operating affiliates.  In accordance with the specific contractual agreements, which are discussed below, the consolidated financial statements of the Registrant include all assets and liabilities and all revenues and expenses of its medical clinic located in Dalian, China.

The following diagram, which is discussed in detail below, illustrates the Registrant’s corporate structure and the contractual arrangements that allow the Registrant to exert effective control over its PRC operating affiliates and receive all of the economic benefits derived from the business operations of its PRC operating affiliates.

China Vitup Health Care Holdings, Inc.
(Nevada)
100%
China Vitup Healthcare Holdings, Inc.
(BVI)
Outside China
100%
Inside China
Dalian Vitup Management Holdings Co. Ltd.
(PRC)
(1) - (4)
(6)
Shubin Wang
Feng Gu
Shubin Wang
51%
49%
(5)
100%
Dalian Vitup Healthcare Management Co., Ltd.
(PRC)
Dalian ZhongshanVitup Cinic
(1) Loan Agreement
(2) Share Pledge Contract
(3) Exclusive Option Agreement
(4) Proxy Agreement
(5) Consulting Agreement
(6) Dalian ZhongshanVitup Clinic Property Rights and Interests Shift Contract

* Information regarding the Officers and Directors of each entity listed above can be found in Item 5, below.

Business Development & Corporate Structure

Company

The Registrant was incorporated under the laws of Canada as Second Bavarian Mining Consulting Services, Inc. (“Second Bavarian”) on February 24, 2003.  On August 10, 2004, Second Bavarian amended and restated its Articles of Incorporation to change its name to Tubac Holdings, Inc. (“Tubac”) and to change its domicile to the State of Wyoming.  On September 15, 2006, Tubac formed a wholly-owned subsidiary in Nevada called China Vitup Health Care Holdings, Inc.  On October 2, 2006, through the completion of a merger with its wholly-owned subsidiary, China Vitup Nevada, Tubac changed its domicile to the State of Nevada and changed its name to China Vitup Health Care Holdings, Inc.  As a result of the merger, each share of Tubac was exchanged for one share of China Vitup Nevada; Tubac ceased to exist as a separate entity and China Vitup Nevada continued as the surviving company.

Wholly-Owned Subsidiaries

China Vitup Health Care Holdings, Inc.

On November 15, 2006 the Registrant completed the closing under an Agreement for Share Exchange with China Vitup Healthcare Holdings, Inc., (“China Vitup BVI”) a British Virgin Islands corporation, and the shareholders (the “Shareholders”) of China Vitup BVI.  Under the terms of the Agreement for Share Exchange, the Registrant issued a total of 13,460,202 shares of its common stock in exchange for 50,000 shares of China Vitup BVI, representing 100% of the issued and outstanding common stock of China Vitup BVI (the “Share Exchange”). Upon completion of the Share Exchange, China Vitup BVI became a wholly owned subsidiary of the Registrant.   China Vitup BVI is a holding company that was established on June 29, 2006 to facilitate the ownership and operation of our medical clinic located in Dalian, China.

Dalian Vitup Management Holdings Co., Ltd.

As a holding Company, China Vitup BVI owns 100% of Dalian Vitup Management Holdings Co., Ltd., (“Dalian Vitup Management”) a wholly owned foreign enterprise formed under the laws of the PRC on August 30, 2006.  Dalian Vitup Management is a holding company which was established for the purposes of facilitating business operations in the PRC.

Due to PRC laws governing foreign ownership and investment in medical clinics in the PRC, Dalian Vitup Management does not directly own the entities in China through which the Registrant’s business operations are conducted.  Instead, Dalian Vitup Management controls those entities and their business operations through a series of exclusive contractual agreements which are more fully described below.  The contractual agreements are with the following variable interest entities and individuals: i) Dalian Vitup Healthcare Management Co. Ltd., (“Dalian Vitup Healthcare”) a limited liability company formed under the laws of the PRC on March 4, 2004; ii) Dalian Zhongshan Vitup Clinic (“Dalian Vitup Clinic”), a business which was registered as a sole-proprietorship under the laws of the PRC on January 10, 2006; and iii) Shubin Wang and Feng Gu, the sole shareholders of Dalian Vitup Healthcare.

Variable Interest Entities

Dalian Vitup Healthcare Management Co., Ltd.

Dalian Vitup Healthcare Management Co. Ltd., is a limited liability company and is a sole proprietorship that was formed under the laws of the PRC on March 4, 2004 with a registered capital of Renminbi Yuan (“RMB”) 8,000,000 (approximately US $970,756).  On March 6, 2004, Dalian Vitup Healthcare began providing medical services to Chinese citizens on an annual basis, with the services limited to health checkup. In anticipation of becoming a publicly trading and reporting company with the Securities and Exchange Commission, Dalian Vitup Healthcare Management Co., Ltd transferred all its revenues and profits to Dalian Vitup Management Holdings Co., Ltd., Co through five VIE agreements

Dalian Zhongshan Vitup Clinic

The Dalian Zhongshan Vitup Clinic is one of sole proprietorship that was registered under the laws of the PRC on January 10, 2006 with a registered capital of RMB 100,000 (approximately US $12,134).  In order to expand its services to customers and increase income, on or around January 10, 2006, Dalian Vitup Clinic began providing services to customers which are limited to medical treatment services.  In anticipation of becoming a publicly trading and reporting company with the Securities and Exchange Commission, Dalian Zhongshan Vitup Clinic transferred all its revenues and profits to Dalian Vitup Management Holdings Co., Ltd. Currently, all of the business operations of the Registrant are carried on through Dalian Vitup Healthcare Management Co., Ltd and the Dalian Zhongshan Vitup Clinic.

Contractual Agreements

As noted above, the Registrant does not directly carry on any business operations due to PRC laws and does not have a direct ownership interest in either Dalian Vitup Healthcare Management Co., Ltd. or  Dalian ZhongshanVitup Clinic through which business operations are conducted.  However, through a series of contractual arrangements entered into by its wholly-owned subsidiary, the Registrant is able to: i) exert effective control over its PRC operating affiliates; ii) receive all the economic benefits derived from the business operations of its PRC operating affiliates, which in turn flow to the Registrant; and iii) have an exclusive option to purchase all or part of the equity interests in Dalian Vitup Healthcare Management Co., Ltd. and Dalian Zhongshan Vitup clinic..

The specific contractual agreements that allow the Registrant to exert effective control over its operating affiliates and receive all the economic benefits of the business activities of Dalian Vitup Healthcare Management Co., Ltd. and the Dalian Zhongshan Vitup Clinic are as follows: 1) a Loan Agreement; 2) a Share Pledge Contract; 3) an Exclusive Option Contract; 4) a Proxy Agreement; 5) a Consulting Agreement; and 6) a Shift Contract (collectively referred to as the “Clinic Agreements”).  The following is a summary of these agreements, all of which are filed herewith as exhibits to this Form 10:

Loan Agreement

The Loan Agreement, dated September 1, 2006, is by and among Dalian Vitup Management Holdings Co., Ltd., ShuBin Wang and Feng Gu.  The Loan Agreement was made for the purposes of forming and capitalizing Dalian Vitup Healthcare and to implement the contractual arrangements in our corporate structure.  Pursuant to the terms of the Loan Agreement:

•

Dalian Vitup Management loaned ShuBin Wang and Feng Gu RMB 8,000,000 (approximately US $970,756).

•

The loan is a non-interest bearing loan that is payable at will by ShuBin Wang and Feng Gu; the term payable at will means the loan does not have a maturity date; The loan is currently outstanding.

•

The term of the Loan Agreement is from the disbursement date of the loan to the date of full repayment of the loan.  Because the loan is payable at will by ShuBin Wang and Feng Gu, the Loan Agreement does not have a specific termination date.

•

Notwithstanding the foregoing, Dalian Vitup Management  may demand full payment on the loan if any of the following events occur: i) ShuBin Wang or Feng Gu are fired or dismissed from Dalian Vitup Management or any of Dalian Vitup Management’s affiliates; ii) either ShuBin Wang or Feng Gu die or become incapacitated; iii) either ShuBin Wang or Feng Gu engage in or are involved in criminal conduct; iv) any third party files a claim against ShuBin Wang or Feng Gu in excess of RMB 100,000 (approximately US $13,215); or v) Dalian Vitup Management chooses to exercise its right to purchase the shares of Dalian Vitup Healthcare Management Co., Ltd. pursuant to its rights under the Exclusive Option Contract, which is more fully described below.  Aside from the foregoing, there are no events that would provide Dalian Vitup  Management with the authority to demand immediate full repayment of the loan.

•

The loan is secured by ShuBin Wang and Feng Gu’s shares of stock in Dalian Vitup Healthcare through the Share Pledge Contract discussed below.

•

ShuBin Wang and Feng Gu may not, without the prior written consent of Dalian Vitup Management, sell, transfer, mortgage, pledge, dispose of by any other means or place any other secured rights on its shares and interests in Dalian Vitup Health Care.

•

Upon the full repayment of the balance of the loan, ShuBin Wang and Feng Gu are required to transfer 100% of their shares of stock in Dalian Vitup Healthcare, amounting to 100% of the capital stock of Dalian Vitup Healthcare, to Dalian Vitup Management, or a party designated by Dalian Vitup Management, in accordance with the laws of the PRC.

Share Pledge Contract

The Share Pledge Contract, dated September 1, 2006, is by and among Dalian Vitup Management Holdings Co., Ltd., ShuBin Wang, Feng Gu, and Dalian Vitup Healthcare Management Co., Ltd.  Pursuant to the terms of the Share Pledge Contract:

•

ShuBin Wang and Feng Gu have pledged all of their equity interest in Dalian Vitup Healthcare, which amounts to 100% of Dalian Vitup Healthcare, to Dalian Vitup Management to secure their obligations under the relevant contractual control agreements, including but not limited to, their repayment obligations under the Loan Agreement.

•

ShuBin Wang and Feng Gu have each agreed not to transfer, sell, pledge or otherwise dispose of or create any encumbrance on their equity interest in Dalian Vitup Healthcare without the consent of Dalian Vitup Management.

•

The Share Pledge Contract terminates upon ShuBin Wang and Feng Gu’s fulfillment of their respective obligations under the Loan Agreement. However, as noted above, pursuant to the terms of the Loan Agreement, upon the full repayment of the balance of the loan, ShuBin Wang and Feng Gu are required to transfer 100% of their shares of stock in Dalian Vitup Healthcare, amounting to 100% of the capital stock of Dalian Vitup Healthcare, to Dalian Vitup Management, or a party designated by Dalian Vitup Management, in accordance with the laws of the PRC.

Exclusive Option Contract

The Exclusive Option Contract, dated September 1, 2006, is by and among Dalian Vitup Management Holdings Co., Ltd., ShuBin Wang, Feng Gu, and Dalian Vitup Healthcare Management Co., Ltd.  Pursuant to the terms of the Exclusive Option Contract:

•

Dalian Vitup Management may, in its sole and absolute discretion, elect to purchase 100% of the stock owned by ShuBin Wang and Feng Gu in Dalian Vitup Healthcare, which amounts to 100% of the capital stock of Dalian Vitup Healthcare.

•

The Exclusive Option Contract provides that the price at which Dalian Vitup Management can purchase all of ShuBin Wang’s and Feng Gu’s interest in Dalian Vitup Healthcare shall be equal to the actual capital contributions that ShuBin Wang and Feng Gu paid for the option shares.  The aggregate capital contributions that ShuBin Wang and Feng Gu have paid for the option shares is US $1,000,000; therefore, the price at which Dalian Vitup Management can purchase all of Mr. Wang’s and Ms. Gu’s interest is US$1,000,000.  There are no current PRC laws in effect that would require any type of appraisal to determine the stock price of the option shares; however, in the event that PRC law were to require an appraisal to determine the stock price of the option shares, the parties agree that the purchase price shall be the lowest price allowed under the applicable laws.

•

Neither ShuBin Wang, Feng Gu, nor Dalian Vitup Healthcare may enter into any transaction that could materially affect Dalian Vitup Healthcare’s assets, liabilities, equity or operations without the prior written consent of Dalian Vitup Management.

•

Neither ShuBin Wang, Feng Gu, nor Dalian Vitup Healthcare will distribute any dividends without the prior written consent of Dalian Vitup Management.

•

Dalian Vitup Management, and/or its designee, has an exclusive option to purchase all of ShuBin Wang and Feng Gu’s interest in Dalian Vitup Healthcare; such interest comprises 100% of the Dalian Vitup Healthcare.

•

The Exclusive Option Contract terminates upon the fulfillment of ShuBin Wang and Feng Gu’s obligations under the Loan Agreement. However, as noted above, pursuant to the terms of the Loan Agreement, upon the full repayment of the balance of the loan, ShuBin Wang and Feng Gu are required to transfer 100% of their shares of stock in Dalian Vitup Healthcare, amounting to 100% of the capital stock of Dalian Vitup Healthcare, to Dalian Vitup Management, or a party designated by Dalian Vitup Management, in accordance with the laws of the PRC.

Proxy Agreement

The Proxy Agreement, dated September 1, 2006, is by and among ShuBin Wang, Feng Gu and Dalian Vitup Management Holdings Co., Ltd.  Pursuant to the terms of the Proxy Agreement:

•

ShuBin Wang and Feng Gu granted Dalian Vitup Management full power and authority regarding any matters that require shareholder action as a result of ShuBin Wang and Feng Gu’s ownership interest in Dalian Vitup Healthcare; ShuBin Wang, the President and Chairman of the Board of Directors of Dalian Vitup Management, has the authority to act on behalf of, and make decisions for, Dalian Vitup Management.

•

The Proxy Agreement terminates upon the repayment of the loan by ShuBin Wang and Feng Gu pursuant to the terms of the Loan Agreement discussed above.

Consulting Agreement

The Consulting Agreement, dated September 1, 2006, is by and among Dalian Vitup Management, and Dalian Vitup Healthcare.   Pursuant to the terms of the Consulting Agreement:

•

Dalian Vitup Management will provide exclusive consulting services for Dalian Vitup Healthcare regarding: 1) services relating to health management; 2) services relating to the associate products in health management; 3) staff training; and 4) all other services required by Dalian Vitup Healthcare.

•

Dalian Vitup Healthcare pays Dalian Vitup Management a quarterly consulting fee of RMB 250,000 (approximately US $34,456).

•

Subject to certain early termination provisions, the Consulting Agreement is for an indefinite term and shall remain in full force and effect for the entire time period that Dalian Vitup Management remains in business.  Notwithstanding the foregoing: i) Dalian Vitup Healthcare may terminate the Consulting Agreement if Dalian Vitup Management commits a gross fault, fraudulent or other illegal act, or becomes bankrupt; and ii) Dalian Vitup Management may terminate the Consulting Agreement upon 30 days prior notice to Dalian Vitup Healthcare at any time.

Dalian Zhongshan Vitup Clinic’s Property Rights and Interests Shift Contract (the “Shift Contract”)

The Shift Contract, is by and among ShuBin Wang and Dalian Vitup Management Holdings Co., Ltd.  Pursuant to the terms of the Shift Contract:

•

The parties agree and acknowledge that Dalian Vitup Management Holdings is the actual owner of all of the Dalian Zhongshan Vitup Clinic’s property, rights and interests.

•

The parties agree and acknowledge that the Dalian Zhongshan Vitup Clinic shall be managed and controlled by Dalian Vitup Management.

•

The parties agree and acknowledge that Dalian Zhongshan Vitup Clinic is not an independent entity and that its revenue and income shall be consolidated with the financial statements of Dalian Vitup Management Holdings Co., Ltd.

•

The Shift Contract is for an indefinite term and may only be revised or terminated upon the mutual consent of both parties to the Contract.

The foregoing description of the Clinic Agreements is qualified in its entirety by reference to the Loan Agreement, Share Pledge Contract, Exclusive Option Contract, Proxy Agreement, Consulting Agreement, and Shift Contract, which are attached hereto as Exhibits, 10.1, 10.2, 10.3, 10.4, 10.5, and 10.6, respectively, and are herein incorporated by reference.

The Registrant believes that: (i) its corporate structure is in compliance with existing PRC Laws and regulations regarding foreign investment in the PRC medical industry; (ii) the contractual arrangements among Dalian Vitup Management, Dalian Vitup Healthcare, Dalian Vitup Clinic, ShuBin Wang and Feng Gu are valid, binding and enforceable and will not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations described herein are in compliance with existing PRC laws and regulations in all material respects.  However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations.  Accordingly, there can be no assurance that the PRC regulatory authorities will not in the future take a view that is contrary to the current opinion about the legality of our corporate structure.  Furthermore, if the PRC government finds the agreements that establish the structure for operating our medical services business do not comply with PRC government restrictions on foreign investment in medical institutes, we could be subject to penalties.

Business of Issuer

As noted above, the Registrant is not an operating business.  All of the business operations of the Registrant are conducted through its wholly-owned subsidiaries and its operating affiliates.  As used in this Form 10, unless otherwise specifically noted, from this point forward all references to the “Company,” “we,” “our” and “us” refer to the Registrant, and its wholly owned subsidiaries, China Vitup BVI and Dalian Vitup Management, as well as the Registrant’s operating affiliates, Dalian Vitup Health Care, and the Dalian Vitup Clinic.

Currently, the majority of medical care services throughout the PRC are provided by government sponsored medical institutions and organizations which are often times overcrowded, under staffed, and under supplied.  Consequently, there are a limited number of private institutions providing medical care to PRC citizens, particularly citizens within the middle class.  The Company’s goal is to modernize the current healthcare industry in China by providing Chinese citizens with individualized healthcare services tailored specifically to their needs at private medical facilities throughout China.  Due to the overcrowding and high patient to doctor ratio that exists within the state sponsored medical facilities throughout China, we believe that the rapidly increasing middle class of China is interested in seeking viable alternatives to state sponsored medical facilities.  The Company aims to provide these individuals with an alternative to state sponsored medical facilities in the form of highly modern and upscale medical facilities where their clients can go to have their health monitored on a regular basis.

Currently, the Company offers integrated health management services designed specifically for the PRC population through its preventative care medical facility located in the city of Dalian, China.  The Company’s health services offered at its medical facility include physical examinations, health management plans, and guidance for medical treatment. The Company assists its patients in maintaining a healthy status by comprehensively monitoring, analyzing and evaluating the patients and by predicting various risk factors that affect the health and well being of its patients.  In many instances the Company, as a primary checkup facility, will refer its patients to specialized hospitals and health facilities throughout the world which are equipped to treat the Company’s  patient’s specific health problems and needs that the Company has identified through its comprehensive checkup and monitoring procedures.

The Company’s primary technique for evaluating and monitoring the health of its patients is through the implementation of its four-dimensional checkup model (the “Model”).  The Company’s Model consists of a blend of standard western medical checkup procedures, psychological evaluations, traditional Chinese medical consultations, and nutritional evaluations. The western aspect of the Company’s Model utilizes standard western medical procedures to evaluate and monitor the health of the Company’s patients, including, but not limited to, the following checkup procedures: tumor screening, blood testing, ultra sound examinations, ophthalmic inspection, and oral cavity checkups.  In addition to the western aspect of the Model, the Company performs comprehensive psychological tests on its patients to assist them in determining life orientation and career choices.  The traditional Chinese medical aspect of the Model focuses on the utilization of standard Chinese medical methods to evaluate the health of its patients. Standard Chinese medical methods focus on a medical approach of monitoring and palpating the patient’s body to diagnose potential health problems that a patient may have, as well as prescribing herbal medications to address any health problems that a patient is experiencing. The final component of the Model is the nutritional evaluation.  The Company uses various advanced technologies to analyze its patients’ body composition and ultimately establish nutritional programs geared towards the prevention of potential health problems in the Company’s patients.

Currently, the Company operates a 24,200 square foot medical clinic and pharmacy in Dalian, China, and a mobile medical clinic which is based out of the medical facility located in Dalian.  In conjunction with its operational medical facilities, the Company operates a 24 hour emergency medical hotline.  Through this service the Company’s clients may call in for 24 hour assistance regarding any of their medical issues.

Additionally, as noted above, the Company also operates a referral program through which the Company refers existing patients to both domestic and international hospitals in the event they are in need of medical services which are not provided by the Company at its medical clinic.

The Company has cooperative arrangements with several hospitals located throughout Beijing for the referral of the Company’s patients who are in need of medical services which are not provided by the Company at its medical clinic.  In order to establish a cooperative relationship with a hospital, the Company executes a standard Cooperation Agreement which provides that: i) the hospital will provide high quality medical services to the Company’s clients; ii) the Company will provide all relevant medical information regarding the Company’s client to the hospital, which the hospital will keep confidential; and; iii) the Company will, based upon the fee-charging standard approved by the State, take responsibility for the payment of medical service expenses incurred by its client whom it referred to the hospital.  Each Cooperation Agreement is valid for a term of three years and may be extended through negotiation of the parties to the Cooperation Agreement.  The foregoing description of the Company’s standard Cooperation Agreement is qualified in its entirety by reference to the Cooperative Agreement which is attached hereto as Exhibit, 10.7, and is herein incorporated by reference.  In addition to the cooperative arrangement with hospitals located in China, the Company has cooperative arrangements with the several international hospitals located in Japan for the referral of the Company’s patients.  The Company’s international referral program is another service that the Company provides to its patients.  Through the referral program, the Company may refer patients to different international medical facilities to ensure that the Company’s patients receive all necessary medical treatment.  The international referral program is not a material part of the Company’s business operations; rather, it is an additional service that the Company is able to provide to its patients to ensure that all of their medical needs are satisfied.

The Company also maintains business offices in Japan, the United Kingdom, and Canada to facilitate the Company’s international patient referral program and promote the Company’s brand name to international businesses operating within the PRC, as well as assisting the Company with the acquisition and importation of medical equipment and products.

As noted above, the private healthcare industry is a small, but expanding, area of business in the PRC.  We believe that by relying on our advanced four dimensional checkup model, we will be able to fill an existing void in the PRC healthcare system by offering preventative care and providing the citizens of the PRC with an alternative to state sponsored medical facilities for their regular medical checkups.  Furthermore, by establishing relationships with existing health care facilities, we will be able to effectively and efficiently refer our patients to more advanced treatment centers to accommodate all of our patients’ medical needs.

Within the next three years, our objective is to establish several additional medical clinics throughout China through which we are able to provide high quality medical care to Chinese citizens.  We currently have plans to establish medical clinics in the following cities, in the following order: 1) Beijing;

2) Shenyang; 3) a second facility in Beijing; 4) Xi’an; 5) Changchun; 6) Shanghai; 7) Shenzhen; 8) Guangzhou; 9) Chengdu; 10) Chongqing; and 11) Qingdao.

To facilitate our growth strategy, we have established a corporate headquarters and management team in Beijing to make the necessary preparations for the establishment of the additional medical facilities throughout China.  The management team will work to establish standards for all of our facilities and to create and implement a unified employee orientation and training program.  The management team located in Beijing will supervise the development of all additional facilities.

Customers and Marketing

Customers

Due to the overcrowding and high patient to doctor ratio that exists within the state sponsored medical facilities throughout China, we believe that the rapidly increasing middle class of China is interested in seeking viable alternatives to state sponsored medical facilities.  The Company aims to provide these individuals with an alternative to state sponsored medical facilities in the form of highly modern and upscale medical facilities where their clients can go to have their health monitored on a regular basis.  Additionally, the Company aims to establish a venue whereby Chinese citizens can establish and maintain lasting relationships with primary care physicians.

The Company’s current customers, all of whom are discussed in detail below, are composed mainly of the following: i) Enterprises; ii) Government Agencies,; iii) Financial Agencies & Insurance Companies, iv) Members; and v) Individuals.

Enterprises

The Company has established relationships with over thirty different business enterprises in China, both national and international.  These enterprises have enlisted the services of the Company to have the Company provide health checkups for the enterprises’ employees.  The fees relating to the checkups performed by the Company are paid by the enterprises themselves on an annual basis.  As the Company expands, it intends to solidify existing relationships, as well as establish new relationships, with other business enterprises in an effort to provide for the healthcare needs of business enterprises throughout China.

Government Agencies

A significant percentage of civil servants in China are required to have annual routine health checkups.  The Company has established relationships with various’ governmental agencies through which the agencies have agreed to designate the Company as the medical checkup institute to perform the annual exams on the respective agencies’ employees. The government agencies pay an annual fee for this service.  The Company currently has approximately 40 governmental agencies that it works with through its Dalian Clinic.

Financial Agencies & Insurance Companies

The Company cooperates with various financial agencies and life insurance companies to provide the standard health checkup the financial agencies’ employees and potential life insurance candidates

must undergo.   The financial agencies and insurance companies pay all of the checkup expenses.  These expenses are paid on a case-by-case basis at the time the checkup is performed.

Members

Members are identified as patients who have enlisted the services of the Company to monitor their health for a prolonged period. The Members pay a flat fee which entitles the Members to access to the Company’s medical services for a prescribed period, including an annual check-up.  The Company has identified Members as one of its most lucrative potential client bases.  As such, the Company intends to focus significant efforts in rapidly increasing the number of Members of the Company.  The Company currently offers the following types of membership packages: (1) The Diamond Package – The Diamond Package entitles the Member to medical services and health monitoring by the Company for a period of ten years at a price of US $14,285.00; (2) The Platinum Package – The Platinum Package entitles the Member to medical services and health monitoring by the Company for a period of one year at a price of US $2,857.00; and (3) The Gold Package – The Gold Package entitles the Member to medical services and health monitoring by the Company for a period of one year at a price of US $1,428.00.  All of the foregoing medical packages entitle the individual members to an annual health check-up provided by the Company, as well as access to the Company’s medical services for the specific period of time provided by each individual package.  The major difference between each of the foregoing packages is the different medical services to which a member may have preferential access. The Company currently has approximately 693 Members in Dalian Vitup Healthcare Management Co., Ltd. and Dalian Zhongshan Vitup Clinic.

Individuals

Individuals are classified as patients who have come to the clinic for a one-time health checkup.  The Company offers a variety of Individual Checkup Packages depending upon the Individual’s age. The Company currently has approximately 3,140 individuals who have participated in a one-time checkup.

Percentage of Revenue Attributable to Each Customer Type for Fiscal Years Ended 2006 and 2007

For the fiscal year that ended December 31, 2006, the foregoing customers accounted for the following percentages of the Company’s revenue from its business operations conducted at its medical clinic located in Dalian: Individuals and Members – 32%; Enterprises – 30%; Government Agencies – 22%; Insurance Companies – 8%; and Member families – 8%.

For the fiscal period that ended December 31, 2007, the foregoing customers accounted for the following percentages of the Company’s revenue from its business operations conducted at its medical clinic located in Dalian: Individuals and Members – 25%; Enterprises – 63%; Government Agencies – 7%; Insurance Companies – 2%; and general treatment – 3%.

The following chart illustrates the changes which occurred regarding the percent and amount of the Company’s revenue attributable to each customer type for the fiscal years ended December 31, 2006 and December 31, 2007:

	2006		2007
Customer Type	% of Revenue	$ Amount of Revenue	% of Revenue	$ Amount of Revenue

Individuals & Members	32%	$317,337	25%	$504,832
Enterprises	30%	$297,505	63%	$1,272,176
Government Agencies	22%	$218,169	7%	$141,353
Insurance Companies	8%	$79,334	2%	$40,386
Members’ Families	8%	$79,334	0%	$0.00
General Treatment	0%	$0.00	3%	$60,580
TOTAL	100%	$991,679	100%	2,019,327

Both the increase in the Company’s revenue, and the changes reflected in percentages of the Company’s revenue derived from its various customers is directly attributable the Company’s marketing efforts. Specifically, due to the Company’s marketing efforts to establish and cultivate relationships with new business enterprises, the Company’s overall revenue increased from 2006 to 2007.

Marketing

The Company intends to promote and market its brand name and services offered at its operational clinic in Dalian, as well as its future clinics through: 1) billboard advertisements on major arterial roads; 2) television advertisements; 3) newspaper and print advertisements; 4) electronic advertisements on the internet and the Company’s website; 5) large public events promoting the various clinics and services that are offered; 6) distribution of promotional literature promoting and advertising the clinics; and 7) and foreign advertising.

Competition

Currently, the majority of medical care services throughout the PRC are provided by government owned medical institutions and organizations which are often times overcrowded, under staffed, and under supplied.  Consequently, there are a limited number of private institutions providing medical care to PRC citizens, particularly citizens within the middle class.  The Company’s goal is to modernize the current healthcare industry in China by providing Chinese citizens with individualized healthcare services tailored specifically to their needs at private medical facilities throughout China.

As noted above, the Company’s operational medical clinic is located in the city of Dalian.  Currently, with the exception of the Company in Dalian, there are no other high-end private medical facilities in the city to provide individualized and comprehensive medical services.

Intellectual Property

The Company does not own any trademarks or patents on any of the products that is sells, or methods that it utilizes in its medical clinics.  There may be patents issued or pending that are held by others and cover significant parts of our business methods or services. We cannot be certain that our products or business methods do not or will not infringe on any valid patents, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims, from time to time, relating to the intellectual property of others in the ordinary course of our business.

In addition, we may license products or technology from third parties. The market is evolving and we may need to license additional products or technologies to remain competitive. We may not be able to license these products or technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology or products into our services. Our inability to obtain any of these licenses could delay our business development until alternative technologies can be identified, licensed and integrated.

Governmental Regulations

Our operations are subject to and affected by various PRC state and local laws and regulations.  These laws and regulations include those related to the areas of healthcare, medicine, and foreign investment in medical institutions within China.  In particular, our operations are subject to the provisions and regulations under: i) Regulation On Administration of Medical Institutions (the “Regulation”), established in September 1, 1994; ii) Detailed Rules For Implementation of the Regulation On Administration of Medical Institutions (the “Rules”), established in September 1, 1994; and iii) Interim Measures for the Administration of Sino-Foreign Equity Joint and Cooperative Joint Medical Institutions (the “Interim Measures”), established in July 1, 2000.  The following discussion provides an overview of the foregoing regulations and the impact they have on our business.

Regulation On Administration of Medical Institutions & Detailed Rules For Implementation of the Regulation On Administration of Medical Institutions

The Regulation On Administration of Medical Institutions & the Detailed Rules For Implementation of the Regulation On Administration of Medical Institutions were collectively established by the PRC government for the purpose of strengthening the administration of medical institutions within China and for promoting the development of medical and public health services in China.  Pursuant to the terms of the Regulation, and the accompanying Rules which were promulgated thereunder, prior to engaging in its business operations, Dalian Vitup Healthcare was required to apply for and obtain an “Approval Certificate for the Establishment of Medical Institution,” from the Public Health Administrative Department of Local People’s Government above county level (the “Public Health Department”).  Additionally, prior to engaging in the business of providing medical services, Dalian Vitup Healthcare was required to obtain from the Public Health Department a “Practice License of Medical Institution.”

Currently, pursuant to the Regulation and the Rules, the business operations of Dalian Vitup Healthcare are subject to the supervision of the Public Health Department.  In the event that the Public Health Department determines that Dalian Vitup Healthcare’s business operations are not in compliance with either the Regulations or the Rules, Dalian Vitup Healthcare could be subject to penalties.  The penalties include, but are not limited to: i) a penalty if Dalian Vitup Healthcare failed to operate with a valid “Practice License of Medical Institution,” which could result in a fine of up to RMB 3,000 (US $424); ii) a penalty if Dalian Vitup Healthcare were to sell, lend, or transfer its “Practice License of Medical Institution, which could result in a monetary fine of up to RMB 3,000 (US $424); or iii) a penalty if the Dalian Vitup Healthcare were to employ an individual who did not have the requisite qualification certificate of public health technique, which could result in a monetary fine of up to RMB 3,000 (US $424).

Any future medical clinics that we establish will be required to comply with all of the foregoing governmental regulations. Failure to comply with PRC governmental regulations could materially and adversely affect our business and operation and may substantially increase the cost of providing our services.

Interim Measures for the Administration of Sino-Foreign Equity Joint and Cooperative Joint Medical Institutions

The Interim Measures for the Administration of Sino-Foreign Equity Joint and Cooperative Joint Medical Institutions were established by the PRC government in July, 2000, for the express purpose of enhancing the administration of Chinese – foreign joint equity ventures and cooperative medical institutions, and promoting the development of the medical industry within China. The Interim Measures are supervised by the Ministry of Health and the Ministry of Foreign Trade and Economic Cooperation (“MOFTEC”) and are administered by an Administrative Department of Health at the municipal level.  The Interim Measures establish the protocols and procedures for the implementation of either a Chinese-foreign joint venture or a cooperative medical institution.  Pursuant to the Interim Measures, any party seeking to establish either a Chinese-foreign joint venture or cooperative medical institution must go through the application process set forth in the Interim Measures, and must ultimately obtain approval from the Ministry of Health and MOFTEC for the contemplated joint venture.  Once the joint venture is approved, the joint venture is subject to both the Regulation and Rules, discussed above.

Employees

The Company currently has seventy (70) full-time employees.  Thirty-two (32) of the current employees hold medical degrees from universities throughout China.

Reports to Security Holders

Once this registration statement becomes effective, we will become subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, NE, Room 1580, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549 at prescribed rates. The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

ITEM 1A. RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING OUR BUSINESS BEFORE PURCHASING ANY OF OUR SHARES OF COMMON STOCK. NO PURCHASE OF OUR COMMON STOCK SHOULD BE MADE BY ANY PERSON WHO IS NOT IN A POSITION TO LOSE THE ENTIRE AMOUNT OF HIS INVESTMENT. THE ORDER OF THE FOLLOWING RISK FACTORS IS PRESENTED ARBITRARILY. YOU SHOULD NOT CONCLUDE THE SIGNIFICANCE OF A RISK FACTOR BECAUSE OF THE ORDER OF PRESENTATION.  OUR BUSINESS AND OPERATIONS COULD BE SERIOUSLY HARMED AS A RESULT OF THESE RISKS.

Risks Relating to Our Business

We have a limited operating history, and it is difficult to evaluate our financial performance and prospects.  There is no assurance that we will achieve profitability or that we will not discover problems with our business model.

The Company’s operating affiliate, the Dalian Vitup Clinic has a limited operating history; it was formed on January 10, 2006.  As such, it is difficult to evaluate the Company’s future prospects and performance, and therefore we cannot ensure that the Company will operate profitably in the future.

We have limited funds available for operating expenses.  If we do not obtain funds when needed, we will have to cease our operations.

Currently, we have limited operating capital.  In the foreseeable future, we expect to incur significant expenses when developing our business.  During the next twelve months, the Company anticipates that it will need to make capital expenditures in the amount of $8,000,000 to open two new additional medical clinics in Beijing and Shenyang, respectively.  We plan to pursue sources of additional capital to fund our capital expenditures through various financing transactions or arrangements, including equity financing or other means.  Additionally, ShuBin Wang and Feng Gu may provide private funding in the forms of loans to the Company to provide the necessary funds for our anticipated capital expenditures.  We may be unable to locate sources of capital or may find that capital is not available on terms that are acceptable to us to fund our additional expenses.  There is the possibility that we will run out of funds, and this may affect our operations and thus our profitability.

Our success is dependent on retaining key personnel who would be difficult to replace.

Our success depends largely on the continued services of our key management. In particular, our success depends on the continued efforts of Mr. ShuBin Wang, our Chairman of our Board of Directors, and Feng Gu, our Chief Executive Officer.  Mr. Wang and Ms. Gu have been instrumental in developing our business model and are crucial for our business development. There can be no assurance that either ShuBin Wang or Feng Gu will continue in their present capacities for any particular period of time.  China Vitup Nevada does not have any employment agreements with either ShuBin Wang or Feng Gu.  The loss of the services of either ShuBin Wang or Feng Gu could materially and adversely affect our business development. This could force us to curtail or cease our business operations.

We depend on attracting and retaining qualified employees, the failure of which could result in a material decline in our revenues.

We are a provider of healthcare services. Our revenues and future growth depend on our ability to attract and retain qualified employees. This is especially crucial to our business, as these employees will generate revenue by providing the services that are the staple product that we offer. We may face difficulties in recruiting and retaining sufficient numbers of qualified employees because the market may not have enough personnel of such kind. In addition, we compete with other companies for qualified employees. If we are unable to retain such employees, we could face a material decline in our revenue.

We derive all of our revenue from our treatment facility that is located in China, which makes us particularly sensitive to regulatory and economic conditions in those cities where our facilities are, or will be located.

For the year ended December 31, 2007, our facility in Dalian which includes Dalian Zhongshan Vitup Clinic and Dalian Vitup Healthcare Management Co., Ltd.), China accounted for 100% of our total revenue.  Dalian, a costal city, is the second largest city of Liaoning Province, after Shenyang, the provincial capital.  Dalian City is governed by the Mayor and its Dalian Municipal People's Government.  If the PRC experiences economic changes which in turn affect the economic conditions within Dalian, our treatment facility may be adversely affected and our revenue and profitability may decline.  Additionally, if the Dalian Municipal People’s Government imposes additional regulatory restrictions on our business above and beyond those which currently exist as disclosed in Item 1, our business may be adversely affected and our revenue and profitability may decline.

We may have difficulty opening new medical facilities and operating them profitably. We have limited experience in opening new treatment facilities. If we are unable to execute our strategy, our growth may be restrained and our operating results could be adversely affected.

Our growth strategy includes developing and opening new medical facilities throughout China, and, to date, we have limited experience in opening new treatment facilities. Planning and opening new treatment facilities can be complex and may be delayed, and, in some circumstances, prevented, by a variety of forces, including local zoning and land use regulation, health facility licensing, community opposition and other political issues. Healthcare laws and other rules and regulations may also impede or increase the cost of opening new facilities. If we are unable to open new treatment facilities on time and on budget, our rate of growth and operating results may be adversely affected.

Even if we are able to open new treatment facilities, we may not be able to staff them. In addition, there can be no assurance that, once completed, new treatment facilities will be able to generate operating profits. Developing new facilities involves significant upfront capital investment and expense and, if we are unable to attract patients quickly and/or enter into contracts or extend our existing contracts with third party payors for these facilities, these facilities may not be profitable and our operating results could be adversely affected.

If we fail to successfully market our services, our revenue may decline.

Our ability to grow or maintain our existing level of business depends significantly upon our ability effectively market and promote our medical services.  If we are unable to effectively market and promote our medical services we may not be able to cultivate new patients and our revenues may decline.

If we fail to implement our business strategy, our business, financial condition and results of operations could be materially and adversely affected.

Over the next three years, the Company plans on opening an additional eleven medical clinics throughout China.  Our future financial performance and success are dependent in large part upon our ability to implement our business strategy relating to the opening and operation of new medical clinics successfully. We may not be able to implement our business strategy successfully or achieve the anticipated benefits of our business plan. If we are unable to do so, our long-term growth and profitability may be adversely affected as we will not be able to generate the anticipated revenue that we hope to experience from the operation of eleven new medical clinics throughout China. Even if we are able to implement some or all of the initiatives of our business plan successfully, our operating results may not improve to the extent we anticipate, or at all.

Our success depends on our ability to manage growth effectively. If we do not manage growth effectively, we may not be able to maintain profitability.

Even if we are successful in obtaining new business, failure to manage our growth could adversely affect our financial condition. We may experience extended periods of very rapid growth. If we are not able to manage our growth effectively, our business and financial condition could materially suffer. Our growth may significantly strain our managerial, operational and financial resources and systems. To manage our growth effectively, we will have to continue to implement and improve our operational, financial and management controls, reporting systems and procedures. In addition, we must effectively expand, train and manage our employees. We will be unable to manage our businesses effectively if we are unable to alleviate the strain on resources caused by growth in a timely and successful manner. We may not be able to manage our growth and a failure to do so could have a material adverse effect on our business.

Need for Additional Financing

We expect that our current capital and our other existing resources will be sufficient only to provide a limited amount of working capital, and the revenues generated from our business operations alone may not be sufficient to fund our operations or planned growth.  We will likely require additional capital to continue to operate our business, and to further expand our business.  We may be unable to obtain additional capital required.   Our inability to raise additional funds when required may have a negative impact on our operations, business development and financial results.

We plan to pursue sources of additional capital through various financing transactions or arrangements, including equity financing or other means.  We may not be successful in locating suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means.  If we do not succeed in raising additional capital, the capital received through the Offering may not be sufficient to fund our operations going forward without obtaining additional capital financing.

Any additional capital raised through the sale of equity may dilute your ownership percentage.  This could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity.  The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

The Registrant does not own its operating business

The Registrant does not own its operating business.  Due to PRC laws governing foreign ownership and investment in medical clinics in the PRC, the Registrant, through its wholly-owned subsidiary Dalian Vitup Management, carries on its business operations through a series of exclusive contractual agreements.  The contractual agreements are with the following operating affiliates and individuals: i) Dalian Vitup Healthcare Management Co. Ltd., a limited liability company formed under the laws of the PRC on March 4, 2004; ii) Dalian Zhongshan Vitup Clinic, a business which was registered as a sole-proprietorship under the laws of the PRC on January 10, 2006; and iii) Shubin Wang and Feng Gu.

ShuBin Wang and Feng Gu serve as a director and the Chief Executive Officer of the Registrant, respectively.  In addition to their affiliation with the Registrant, ShuBin Wang and Feng Gu collectively own 100% of the capital stock of the Registrant’s operating affiliate, Dalian Vitup Healthcare, and also serve as Dalian Vitup Healthcare’s Directors and President and Chief Executive Officer, respectively.  Additionally, ShuBin Wang owns 100% of the capital stock of the Registrant’s operating affiliate, the Dalian Vitup Clinic, and serves as the Dalian Vitup Clinic’s Executive Director.  Because ShuBin Wang and Feng Gu stand on both sides of the contractual agreements that give rise to our business structure, there is the possibility that the agreements may be easily terminated.  If the agreements are wrongfully terminated, unaffiliated investors may have difficulty in pursing any recourse because all of our operations and our assets are located outside the United States.   In addition, all of our officers and directors are foreign citizens.  As a result, it may be difficult or impossible for unaffiliated investors to enforce judgments of U.S. courts for civil liabilities against any of our individual directors or officers.

Risks Relating to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating our business operations within the PRC do not comply with PRC governmental regulations on foreign investment in the medical industry, we could be subject to penalties.  Such penalties may impact our ability to maintain profitability.

All of our operations relating to our medical facility located in Dalian are conducted through Dalian Vitup Management, our wholly-owned subsidiary and through our contractual arrangements with Dalian Vitup Healthcare and the Dalian Vitup Clinic, our affiliated entities in the PRC.  If we or our operating subsidiaries or affiliates are found to be in violation of any existing or future PRC laws or regulations, we could be subject to severe penalties, including but not limited to: (i) revocation of the business and operating licenses of our PRC subsidiary and affiliates; (ii) discontinuing or restricting our PRC subsidiary and affiliates’ operations; (iii) imposition of conditions or requirements with which we or our PRC subsidiary and affiliates may not be able to comply; (iv) requirement that we or our PRC subsidiary and affiliates restructure the relevant ownership structure or operation; and (v) restriction or prohibition on our use of the proceeds of our business operations to further finance our operations in the PRC.

We rely on contractual arrangements with our PRC operating affiliates and their shareholders for our PRC operations with regards to our facility in Dalian, which may not be as effective in providing operational control as direct ownership.  If we cannot maintain these arrangements, we may have to cease operations.

We rely on contractual arrangements with our PRC operating affiliate and their shareholders to operate our business through our medical clinic located in Dalian, China.  These contractual arrangements, which do not provide us with direct or indirect equity ownership in our PRC operating affiliate, may not be as effective in providing us with control over Dalian Vitup Healthcare or the Dalian Vitup Clinic as direct ownership.  Under the current contractual arrangements, if our PRC operating affiliates or their shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs to enforce such arrangements and rely on legal remedies available under PRC law, which may not be effective to allow us to maintain our business operations.  Additionally, many of these contractual arrangements are governed by PRC law and, accordingly, will be interpreted in accordance with PRC law, and any disputes would be resolved according to PRC legal procedures.  The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States.  As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements.  In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities, and our ability to conduct our business may be negatively affected.

Contractual arrangements we have entered into among our subsidiaries and affiliated entities may be subject to scrutiny by the PRC tax authorities.  Such scrutiny may lead to additional tax liability and fines, which would hinder our ability to achieve or maintain profitability.

Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions we have entered into among our subsidiaries and affiliated entities are found not to be on an arm’s-length basis or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow tax savings, adjust the profits and losses of our respective PRC entities and assess late payment interest and penalties.

Risks Relating to the People’s Republic of China

All of our assets are located in the PRC and all of our revenues are derived from our operations in the PRC.  Accordingly, our business, financial condition, results of operations, and prospects are subject, to a significant extent, to economic, political and legal developments in the PRC.

The PRC’s economic, political and social conditions, as well as governmental policies, could affect the financial markets in the PRC, our liquidity and access to capital, and our ability to operate our business.

Our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.  The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and to guide the allocation of resources. The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in the PRC are still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over its economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Since late 2003, the PRC government has implemented a number of measures, such as raising bank reserves against deposit rates to place additional limitations on the ability of commercial banks to make loans and raise interest rates, in order to slow down specific segments of the PRC’s economy. These actions, as well as future actions and policies of the PRC government, could materially affect our liquidity and access to capital and our ability to operate our business.

The PRC legal system embodies uncertainties which could limit the legal protections available to us.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation has been significantly enhanced protections afforded to various forms of foreign investment in the PRC. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, because PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. In addition, such uncertainties, including the inability to enforce our contracts, could materially and adversely affect our business and operation. Also, intellectual property rights and confidentiality protections in the PRC may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the medical industry, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us.

U.S. investors may experience difficulties in attempting to enforce judgments based upon U.S. federal securities laws against us and our non-U.S. resident director.

All of our operations and our assets are located outside the United States.   In addition, all of our officers and directors are foreign citizens.  As a result, it may be difficult or impossible for U.S. investors to enforce judgments of U.S. courts for civil liabilities against any of our individual directors or officers.

Risks Relating to Our Common Stock

Resale of our shares may be difficult because there is not an active trading market for our shares, and it is possible that no market will develop. This may reduce or limit the potential value of our shares.

Our shares are currently approved for quotation on the pink sheets under the trading symbol CVPH.  However, there is not currently an active trading market for our shares of common stock, and there is no assurance that such a public market will develop in the future. Even in the event that such a public market does develop, there is no assurance that it will be maintained or that it will be sufficiently active or liquid to allow shareholders to easily dispose of their shares.  The lack of a public market or the existence of a public market with little or no activity or liquidity is likely to reduce or limit the potential value of our shares.

We have a large number of authorized but unissued common stock.

Our Articles of Incorporation authorize the issuance of 500,000,000 shares of common stock.  We presently have 15,000,000 shares of common stock issued and outstanding.  Our Board of Directors has the power to issue any or all of such additional shares without stockholder approval.  Although  we  presently  have  no  commitments,  contracts  or intentions to issue any additional  shares,  we may issue shares for the purpose of raising additional capital. Potential investors should be aware that any such stock issuance may result in a reduction of the book value or market price of our common stock of the then outstanding shares.  Furthermore, if we issue additional shares, such issuance will reduce the proportionate ownership and voting power of the other stockholders, and any new issuance of shares may result in a change of our control.

Members of the Company’s management beneficially own a substantial percentage of the Company’s outstanding common stock, which gives them control over certain major decisions on which the Company’s stockholders may vote.

ShuBin Wang and Feng Gu collectively beneficially own, in the aggregate, over 57% of the Company’s outstanding common stock.  The interests of ShuBin Wang and Feng Gu may differ from the interests of other stockholders.  As a result, ShuBin Wang and Feng Gu will have the right and ability to control virtually all corporate actions requiring stockholder approval, irrespective of how the Company’s other stockholders may vote, including the following actions:

•

Electing or defeating the election of directors;

•

Amending or preventing amendment of the Company’s Certificate of Incorporation or By-laws;

•

Effecting or preventing a merger, sale of assets or other corporate transaction; and

•

Controlling the outcome of any other matter submitted to the stockholders for vote.

Furthermore, ShuBin Wang and Feng Gu’s stock ownership may discourage a potential acquirer from seeking to acquire shares of the Company’s common stock or otherwise attempting to obtain control of the Company, which in turn could reduce the Company’s stock price or prevent the Company’s stockholders from realizing a premium over the Company’s stock price.

The Company’s stock price may be volatile.

The market price of the Company’s common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond the Company’s control, including the following:

•

Additions or departures of key personnel;

•

Sales of the common stock;

•

The Company’s ability to execute its business plans;

•

Operating results that fall below expectations;

•

Industry developments;

•

Economic and other external factors; and

•

Period-to-period fluctuations in the Company’s financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of the Company’s common stock.

ITEM 2. FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Overview

The Company offers integrated health management services designed specifically for the PRC population through its preventative care medical facility located in the city of Dalian, China.  The Company’s health services offered at its medical facility includes physical examinations, health management plans, and guidance for medical treatment. The Company assists its patients in maintaining a healthy status by comprehensively monitoring, analyzing and evaluating the patients and by predicting various risk factors that affect the health and well being of its patients.  In many instances the Company, as a primary checkup facility, will refer its patients to specialized hospitals and health facilities throughout the world which are equipped to treat the Company’s patient’s specific health problems and needs that the Company has identified through its comprehensive checkup and monitoring procedures.

Within the next three years, it is our objective is to establish an additional eleven medical clinics throughout China through which we are able to provide high quality medical care to Chinese citizens.  We will model our clinics after the clinic that we currently operate in Dalian.  We anticipate establishing medical clinics in the following cities, in the following order: 1) Beijing; 2) Shenyang; 3) a second clinic in Beijing; 4) Xi’an; 5) Changchun; 6) Shanghai; 7) Shenzhen; 8) Guangzhou; 9) Chengdu; 10) Chongqing; and 11) Qingdao.

Results of Operations

The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operation and financial condition for the fiscal years ended December 31, 2007 and 2006.  The following discussion should be read in conjunction with the Financial Statements and related Notes appearing elsewhere in this Form 10.

Our financial statements are stated in U.S. Dollars and are prepared in accordance with Generally Accepted Accounting Principles or GAAP.

Results of Operations for the Fiscal Year Ended December 31, 2007 Compared to the Fiscal Year Ended December 31, 2006

Revenues.

During the fiscal year ended December 31, 2007, the Company had total operating revenue in the amount of $2,019,327.  Of this $1,957,318 was directly attributable to revenue generated from the Company’s healthcare management service, and $62,009 was attributable to the Company’s Chinese medical service.

During the fiscal year end December 31, 2006, the Company had total operating revenue in the amount of $991,679.  Of this $968,893 was directly attributable to revenue generated from the Company’s healthcare management service, and $22,786 was attributable to the Company’s Chinese medical service.

The increase in total operating revenue from 2006 to 2007 was due to three primary reasons: i) the Company completed its group restructuring in September 2006, so the revenue reflected in the financial report of 2006 did not include the revenue of the first eight months of 2006; ii) during the fiscal year ended 2007, the Company adjusted its products structure, and as a result, our operating income increased during the fiscal year ended 2007; and iii) the increase in the exchange rate between the Renminbi and the US dollar, which changed from 7.786 Renminbi to 1 US dollar in 2006 to 7.56 Renminbi to 1 US dollar in 2007. The following charts illustrate the changes in our revenue generated by our health management service and Chinese medical service for the fiscal year ended December 31, 2007, as compared to the fiscal year ended December 31, 2006:

	Year ended December 31,
	2007	2006	%
Health management service revenue:
- Product sale	237,164	125,824	88.5
- Service revenue	1,720,154	843,069	104.0

Total Health management service revenue:	1,957,318	968,893	102.0

	Year ended December 31,
	2007	2006	%
Chinese medical service revenue:
- Product sale	53,345	21,674	146.1
- Service revenue	8,664	1,112	679.1

Total Chinese medical service revenue	62,009	22,786	172.1

Costs of Revenue.

The cost of revenue for the fiscal year ended December 31, 2007 was $719,024, as compared to $192,673 for the fiscal year ended December 31, 2006.  The increase in cost of revenue was primarily attributable to three reasons:  i) the Company completed its group restructuring in September 2006, so the cost of revenue reflected in the financial report of 2006 did not include the cost of revenue of the first eight months of 2006; ii) the Company experienced a significant increase in the business tax that the Company paid in 2006 as compared to 2007.  For the fiscal year ended December 31, 2006, the Company had no business tax , as compared to the payment of business tax totaling approximately $101,000 for the fiscal year ended 2007; and iii) as the operating income of the Company increased, the direct costs associated with the operation of the Company also increase.

Operating Expenses.

Our operating expenses for the fiscal year ended December 31, 2007 were $840,726.  Of this, $352,046 was allocated to depreciation, $441,881 was used in general and administrative expenses, and $46,799 was used for rental expenses.

Our operating expenses for the fiscal year ended December 31, 2006 were $424,670.  Of this, $116,879 was allocated to depreciation, $285,443 was used in general and administrative expenses, and $22,348 was used for rental expenses.

The increase in our aggregate operating expenses from 2006 to 2007 was mainly due to the fact that the Company completed its group restructuring in September 2006, so the revenue reflected in the financial report of 2006 did not include the operating expenses that the Company experienced for the first eight months of 2006.  The following chart illustrates the changes in our operating expenses for the fiscal year ended December 31, 2007, as compared to the fiscal year ended December 31, 2006:

	Year ended December 31,
	2007	2006	%
Operating expenses:
Depreciation	352,046	116,879	201.2
General and administrative	441,881	285,443	57.8
Rental expense – related party	46,799	22,348	109.4

Total operating expenses	840,726	424,670	99.3

Net Income.

Net income for the fiscal year ended December 31, 2007 was $409,771 as compared to net income of $343,493 for the fiscal year ended December 31, 2006. The increase in net income was attributable to the increase in the operating revenue that the Company experienced.

Other Income.

Other income for the fiscal year ended December 31, 2007 was $14,122, as compared to other income in the amount of $917 for the fiscal year ended December 31, 2006.  The increase in other income was mainly attributable to the gain from disposal of equipment totaling $12,176 during 2007. The following chart illustrates the changes in our other income for the fiscal year ended December 31, 2007, as compared to the fiscal year ended December 31, 2006:

Year ended December 31,
	2007	2006	%
Other income:

Interest income	1,946	917	112.2
Other income	12,176	-	N/A

Total other income	14,122	917	1,440.0

Income Tax Expense

The Company’s Income Tax Expense for the fiscal year ended December 31, 2007 was $63,928, as compared to Income Tax Expense in the amount of $31,760 for the fiscal year ended December 31, 2006.  The increase in Income Tax Expense was mainly attributable to the increase in health management service revenue. The following chart illustrates the changes in our Income Tax Expense for the fiscal year ended December 31, 2007, as compared to the fiscal year ended December 31, 2006:

	Year ended December 31,
	2007	2006	%

Income tax expense	63,928	31,760	101.3

Liquidity and Capital Resources

As noted above, within the next three years, it is our objective is to establish an additional eleven medical clinics throughout China through which we are able to provide high quality medical care to Chinese citizens.  We will model our clinics after the clinic that we currently operate in Dalian.  We anticipate establishing medical clinics in the following cities, in the following order: 1) Beijing; 2) Shenyang; 3) a second clinic in Beijing; 4) Xi’an; 5) Changchun; 6) Shanghai; 7) Shenzhen; 8) Guangzhou; 9) Chengdu; 10) Chongqing; and 11) Qingdao.  We estimate that the amount of money which will be required to open our eleven new clinics will be approximately $35,750,000; specifically, we estimate that it will cost approximately $3,000,000 to $3,500,000 to open each new facility.  The costs associated with the opening of each clinic will ultimately depend upon the location of the clinic.  We anticipate that the funding for the clinics with come from equity sales and private funding from Mr. ShuBin Wang and Feng Gu. The cost of each clinic will depend on the location of each facility.

Currently, we have limited operating capital.  We expect that our current capital and our other existing resources will be sufficient only to provide a limited amount of working capital, and the revenues generated from our business operations alone may not be sufficient to fund our operations or planned growth.  We will likely require additional capital to continue to operate our business, and to further expand our business.  We may be unable to obtain additional capital required.   Our inability to raise additional funds when required may have a negative impact on our operations, business development and financial results.

We plan to pursue sources of additional capital through various financing transactions or arrangements, including equity financing, or in the form of loans from our majority shareholders, ShuBin Wang and Feng Gu.  We may not be successful in locating suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means.

As of December 31, 2007, our consolidated balance sheet reflects that we have cash and cash equivalents of $651,598, total current assets of $1,337,974, and total assets of $2,715,094.  Our consolidated balance sheet reflects that, as of December 31, 2007, we have total liabilities of $1,737,346, and total stockholders’ equity $977,748.

Cash Flow

A summary of our cash flows for the fiscal years ended December 31, 2007 and December 31, 2006 is as follows:

	Year ended December 31,
	2007	2006

Net cash provided by operating activities	$948,190	$495,063
Net cash used in investing activities	(894,588)	(126,605)
Net cash provided by financing activities	-	120,000
Foreign currency translation adjustment	66,528	43,010
Net Change in Cash and Cash equivalents	120,130	531,468

Cash and Cash Equivalents, Beginning of Year	531,468	-

Cash and Cash Equivalents End of Year	$651,598	$531,468

Year Ended December 31, 2007

Net cash provided by our operating activities was $948,190 for the fiscal year ended December 31, 2007.  The major source of cash inflow from our operating activities was net income of $409,711. Changes in operating assets and liabilities included cash inflow resulting from an increase in account payables of $257,819 and an increase in amounts due to directors of $406,892. This cash inflow was offset by cash outflow from an increase in prepayments, deposits and other receivables of $464,652. For the fiscal year ended December 31, 2007, our net cash used in investing activities was $894,588 which arose from the acquisition of new medical equipment. There is no cash inflow or outflow from financing activities for the fiscal year ended December 31, 2007.

Year Ended December 31, 2006

Due to the fact that the Company completed its group restructuring in September 2006, all of the cash flow reflected in the financial statements for the fiscal year ended December 31, 2006 only includes the last four months of the fiscal year; the financial statements do not include the first eight month’s of cash flow generated by clinic located in Dalian. As a result, there is a significant increase in cash flow for the fiscal year ended December 31, 2007 as compared to the fiscal year ended December 31, 2006.

Net cash provided by our operating activities was $495,063 for the fiscal year ended December 31, 2006.  The major source of cash inflow from our operating activities was net income of $343,493. Changes in operating assets and liabilities included cash inflow resulting from an increase in income tax payable of $35,089 and an increase in accrued liabilities and other payables of $97,740. This was offset by cash outflow from an increase in prepayments, deposits and other receivables of $117,674. For the fiscal year ended December 31, 2006, our net cash used in investing activities was $126,065 which mainly arose from the acquisition of new medical equipment and office equipment of $76,666. For the fiscal year ended December 31, 2006, our net cash provided by financing activities was $120,000 which represented capital contributions by stockholders.

Changes in Operating Assets and Liabilities

Below are the major changes in operating assets and liabilities under cash flows from operating activities for the fiscal years ended December 31, 2007 and 2006:

	Year ended December 31,
	2007	2006
Changes in operating assets and liabilities:
Prepayments, deposits and other receivables	(464,652)	(117,674)
Accounts payable	257,819	-
Amounts due to directors	406,892	7,301

The following discussion provides a brief summary of the material changes in our operating assets and liabilities from 2007 to 2006.

Prepayments, deposits and other receivables

Our prepayments, deposits and other receivables increased from $117,674 in 2006 to $464,652 in 2007.  The increase from 2006 to 2007 was primarily a result of prepayments for the acquisition of medical equipment, and the renovation of the Company’s office premises.

Accounts Payable

Our accounts payable increased from $0.00 in 2006 to $225,547 in 2007.  The increase in accounts payable was primarily attributable to the purchase of medical equipment and materials.

Amounts Due to Directors

Our amounts due to directors increased by $406,892 in 2007 as compared to $7,301 in 2006.   The increase in amounts due to directors was attributable to temporary advances made by the directors to be used for operating cash flow.  The advances do not bear interest and have no fixed term of repayment.

ITEM 3. PROPERTIES

Medical Clinic

The Company currently operates a 24,200 square foot medical clinic and pharmacy in Dalian, China.  The Company leases the space in which it operates its medical clinic from ShuBin Wang, a director and principal shareholder of the Company.  On January 12, 2004, the Registrant’s operating affiliate, Dalian Vitup Healthcare entered into a House Lease Agreement with Shubin Wang for the lease of the premises housing its medical clinic.  Pursuant to the terms of the House Lease Agreement, Dalian Vitup Healthcare leased the property located at No. 10-1-3-2(03) Ming Ze Yuan, Dalian City, China for a period of 15 years at an annual rental rate of RMB 100,000 (approximately US $13,835.30).  Pursuant to the terms of the House Lease Agreement, the lease is for a term of 15 years, the lease is not cancelable, and the annual rental rate will be adjusted every two years through consultation between the parties.  Additionally, under the House Lease Agreement, Dalian Vitup Healthcare is responsible for the payment of all taxes, expenses and other relevant charges arising out of their occupation of the leased premises.  The foregoing description of the House Lease Agreement is qualified in its entirety by reference to the House Lease Agreement which is attached hereto as Exhibit 10.8, and is herein incorporated by reference.

Mobile Medical Check-up Facility

The Company operates a mobile medical check-up facility which is based at its facility in Dalian.  The mobile medical facility is located in a converted passenger bus and is designed to provide the Company with the ability to offer its medical check-up services on sight at its various customers’ business operations and factories.  The mobile clinic contains a variety of modern medical equipment.

Equipment

Within our medical facilities and mobile medical clinic, the Company owns and utilizes a variety of modern medical devices for diagnosis and treatment, including, but not limited to: a) a Quantum Resonance Spectrometer; b) an Acuson Aspen Siemens Color Ultrasound System; c) an Osteospace; d) a Body Composition Analyzer; e) a Blood Lead Detector; f) a Remote Control X-Ray System; g) an Automatic Biochemical Analyzer; and h) a Japanese Full Automatic Blood Cell Counter.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of April 25, 2008, the ownership of each person known by the Registrant to be a beneficial owner of 5% or more of its common stock. Except as otherwise noted, each person listed below is a sole beneficial owner of the shares and has sole investment and voting power as to such shares.  No person listed below has any options, warrants or other right to acquire additional securities of the Registrant except as may be otherwise noted.

Title of Class	Name and Address	Number of Shares Beneficially Owned	Percent of Class
Common	ShuBin Wang No. 108-1 South Road, Zhongshan District, Dalian, P.R. China	8,560,656(1)	57.1%
Common	Feng Gu No. 108-1 South Road, Zhongshan District, Dalian, P.R. China	8,560,656(1)	57.1%

(1)

This figure includes 3,392,865 shares owned directly by Feng Gu, ShuBin Wang’s wife, of which ShuBin Wang may be deemed to be the beneficial owner.

(2)

This figure includes 5,167,791 shares owned directly by ShuBin Wang, of which Feng Gu may be deemed to be the beneficial owner.

Security Ownership of Management

The following table sets forth, as of April 25, 2008, the ownership of each executive officer and director of the Registrant, and of all executive officers and directors of the Registrant as a group. Except as otherwise noted, each person listed below is a sole beneficial owner of the shares and has sole investment and voting power as to such shares.  No person listed below has any options, warrants or other right to acquire additional securities of the Registrant except as may be otherwise noted.

Title of Class	Name and Address	Number of Shares Beneficially Owned	Percent of Class
Common	ShuBin Wang (1) No. 108-1 South Road, Zhongshan District, Dalian, P.R. China	8,560,656(2)	57.1%
Common	Feng Gu (1) No. 108-1 South Road, Zhongshan District, Dalian, P.R. China	8,560,656(3)	57.1%
Common	Mr. Xun Yuan (1) No. 108-1 South Road, Zhongshan District, Dalian, P.R. China	0	0.0%
Common	Mr. Laifu Zhong (1) No. 108-1 South Road, Zhongshan District, Dalian, P.R. China	0	0.0%
Common	Mr. Liming Gong (1) No. 108-1 South Road, Zhongshan District, Dalian, P.R. China	0	0.0%
Common	Ms. Yan Zheng (1) No. 108-1 South Road, Zhongshan District, Dalian, P.R. China	0	0.0%
Common	Dr. JuKun Huang (1) No. 108-1 South Road, Zhongshan District, Dalian, P.R. China	0	0.0%
Common	All Directors and Officers as a Group (7 in total)	8,560,656	57.1%

(1)

Officer or Director of the Registrant

(2)

This figure includes 3,392,865 shares owned directly by Feng Gu, ShuBin Wang’s wife, of which ShuBin Wang may be deemed to be the beneficial owner.

(3)

This figure includes 5,167,791 shares owned directly by ShuBin Wang, of which Feng Gu may be deemed to be the beneficial owner.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Directors, Executive Officers and Significant Employees

The respective positions and ages of our directors and executive officers of the Registrant, Dalian Vitup Management, Dalian Vitup Healthcare, and the Dalian Vitup Clinic are shown in the following tables. Each director has been elected to hold office until the next annual meeting of shareholders and thereafter until his successor is elected. Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors. There are no agreements or understandings for any officer or director to resign at the request of another person and no officer or director is acting on behalf of or will act at the direction of any other person.

China Vitup Health Care Holdings, Inc.

Name	Age	Position	Director or Officer Since

Mr. ShuBin Wang	43	Director	October 2006
Ms. Feng Gu	44	Director & Chief Executive Officer	October 2006
Mr. Xun Yuan	52	Director	October 2006
Mr. Laifu Zhong	66	Director	October 2006
Mr. Liming Gong	61	Director	October 2006
Ms. Yan Zheng	37	Chief Financial Officer	October 2006
Dr. Huang JuKun	36	Chief Medical Director	January 2007

Dalian Vitup Management Holdings, Inc.

Name	Age	Position

Mr. ShuBin Wang	43	Executive Director
Ms. Feng Gu	44	Chief Executive Officer
Ms. Yan Zheng	37	Chief Financial Officer
Dr. Huang JuKun	36	Chief Medical Director

Dalian Vitup Healthcare Management Co., Ltd.

Name	Age	Position

Mr. ShuBin Wang	43	President & Director
Ms. Feng Gu	44	Chief Executive Officer & Director
Ms. Yan Zheng	37	Chief Financial Officer
Dr. Huang JuKun	36	Chief Medical Director

Dalian Zhongshan Vitup Clinic

Name	Age	Position

Mr. ShuBin Wang	43	Executive Director
Ms. Feng Gu	44	General Manager

Biographical Information

Mr. ShuBin Wang.  Mr. ShuBin Wang (“Mr. Wang”) has been the Chairman of the Board of Directors (the “Board”) of the Registrant since October 2006.  His primary responsibility is the general management of the Board.  In addition to serving on the Board, Mr. Wang also serves as: i) the Executive Director of the Registrant’s wholly-owned subsidiary, Dalian Vitup Management; ii) as the President and Director of the Registrant’s operating affiliate, Dalian Vitup Healthcare; and iii) as the Executive Director of the Registrant’s operating affiliate, the Dalian Vitup Clinic. Prior to beginning his tenure as the Chairman of the Board of the Registrant, Mr. Wang co-founded Dalian Vitup Healthcare in 2004.  Dalian Vitup Healthcare is the primary business operation of the Registrant.  In 1998, Mr. Wang founded a chain of Herbal Pharmacy stores located throughout China, which he actively managed until 2004.  From 1994 to 1998, Mr. Wang served as the manager of PACC (Pingan) Insurance, where he oversaw the company’s operations.    Mr. Wang holds a Master of Business Administration from the Dalian University of Science and Technology, located in Dalian City in the Liaoning Province of the PRC.

Ms. Feng Gu.  Ms. Feng Gu (“Ms. Gu”) has been the Chief Executive Officer (“CEO”) and a Director of the Registrant since October 2006.  In addition to serving in her various capacities for the Registrant, Feng Gu also serves as: i) the CEO of the Registrant’s wholly-owned subsidiary, Dalian Vitup Management; ii) as the CEO and Director of the Registrant’s operating affiliate, Dalian Vitup Healthcare; and iii) as the General Manager of the Registrant’s operating affiliate, the Dalian Vitup Clinic.  Ms. Gu worked as an Inspector for the Dalian Provincial Government from 1994 to 2004.  Prior to holding that position, she served as an Inspector of the Jilin Provincial Government from 1986 to 1994.  Ms. Gu holds a Law Degree from the Chang Chun University.

Mr. Xun Yuan.  Mr. Xun Yuan (“Mr. Yuan”) has been a Director of the Registrant since October 2006.  In addition to serving on the Board, from 1995 to the present, Mr. Yuan has served as the Deputy President of Dalian University located in Dalian, China.  Prior to becoming the Deputy President, from 1987 to 1995 Mr. Yuan served as the Section Chief of the Education Administration at the Medical College of Dalian University.  Additionally, Mr. Yuan served as a Teacher at the Dalian Hygiene School from 1983 to 1987.  He holds a Medical Degree from the China Medical University.

Mr. Laifu Zhong. Mr. Laifu Zhong (“Mr. Zhong”) has been a Director of the Registrant since October 2006.  In addition to serving on the Board, from 1974 to the present, Mr. Zhong has been a Professor of Preventative Medicine at the Dalian Medical University located in Dalian, China.   He also serves as the Chief of the Sino-Japanese Cooperation Medical Science Research Institute at the Dalian University.

Mr. Liming Gong.  Mr. Liming Gong (“Mr. Gong”) has been the President and a Director of the Registrant since October 2006.  In addition to serving on the Board, from 1995 to the present, Mr. Gong has been the President at the Dalian Medical University, located in Dalian, China.   Prior to becoming the President at the Dalian Medical University, Mr. Gong served as the Deputy Chief of the Dalian Education Bureau from 1990 to 1995.  He holds a Bachelors Degree from the Liaoning Normal University.

Ms. Yan Zheng.  Ms. Yan Zheng (“Ms. Zheng”) has been the Chief Financial Officer (“CFO”) of the Registrant since October 2006.  In addition to serving as the CFO of the Registrant, Ms. Zheng also serves as: i) the CFO of the Registrant’s wholly-owned subsidiary, Dalian Vitup Management; and ii) as the CFO of the Registrant’s operating affiliate, Dalian Vitup Healthcare.  Prior to joining the Registrant, Ms. Zheng worked  from 2005 to 2006 as the CFO of Dalian Panissoni, a software engineering company.  Additionally, from 2001 to 2005 she was the Financial Inspector General of Dalian Content Austria Health Management.  Ms. Zheng has a Master’s Degree in accounting from the Dalian Northeast Finance and Economics University.

Mr. Huang JuKun.  Mr. Huang JuKun (“Mr. Huang”) has been the Chief Medical Officer of the Registrant since January 2007.  In addition to serving as the Chief Medical Officer of the Registrant, Mr. Huang also serves as the Chief Medical Officer of the Registrant’s wholly-owned subsidiary, Dalian Vitup Management.  Prior to joining the Registrant, Mr. Huang worked as an advisor in the Academic Development Department of Xinyi Corp. from March 31, 2007 to May 21, 2007.  As an advisor in the Academic Development Department, Mr. Huang was responsible for the oversight of the medical and development department of Xinyi Corp.   From August 21, 2001 to March 31, 2007, Mr. Huang served as the President of The QiGong Institute of Traditional Chinese Medicine.  As the President of The Qigong Institute of Traditional Chinese Medicine, Mr. Huang was responsible for the review of traditional Chinese medicine of the QiGong Institute of Traditional Chinese medicine.

Family Relationships

Mr. ShuBin Wang, chairman of the Board, is married to Ms. Feng Gu, director and CEO of the Registrant.  Aside from the foregoing, there are no family relationships between any of the current directors or officers of the Registrant.

Directorships

None of the Registrant’s executive officers or directors is a director of any company with a class of equity securities registered pursuant to Section 12 of the Securities exchange Act of 1934 (the “Exchange Act”) or subject to the requirements of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Involvement in Certain Legal Proceedings

None of the Registrant’s officers, directors, promoters or control persons has been involved in the past five (5) years in any of the following:

(1)

Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2)

Any conviction in a criminal proceedings or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)

Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

(4)

Being found by a court of competent jurisdiction (in a civil action), the SEC or the U.S. Commodity Futures Trading Commission to have violated a federal or state securities laws or commodities law, and the judgment has not been reversed, suspended, or vacated.

ITEM 6. EXECUTIVE COMPENSATION

Executive Compensation

The following table sets forth executive compensation for fiscal years ended 2007 and 2006.

Summary Compensation Table

						Non-Equity	Non-qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All other
Name and		Salary	Bonus	Award(s)	Award(s)	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)	($)
Feng Gu, Chief Executive Officer	2007 2006	$12,698 $2,568	-- --	-- --	-- --	-- --	-- --	-- --	$12,698(1) $2,568(1)
Zheng Yan, Chief Financial Officer	2007 2006	-- --	-- --	-- --	-- --	-- --	-- --	-- --	-- --
Huang Jukun , Chief Medical Officer	2007 2006	-- --	-- --	-- --	-- --	-- --	-- --	-- --	-- --

(1)

These figures represent funds paid to Feng Gu for her services rendered as the CEO of the Registrant’s subsidiary, Dalian Vitup Management Holdings Co., Ltd.

Employment Agreements

We do not have signed employment agreements with our officers. We provide our officers with retirement benefits as required under PRC law.  We do not have any agreements for compensation of officers after their resignation or retirement.

Subsidiary Employment Agreements

The Company’s subsidiary Dalian Vitup Management Holdings Co., Ltd. has entered into employment agreements with its executive officers.  The following discussion identifies and summarizes the employment agreements that Dalian Vitup Management has entered into with its executive officers:

Senior Management Staff Employment Contract – ShuBin Wang

On September 1, 2006 Dalian Vitup Management Holdings Co., Ltd. entered into a five year employment contract with Mr. ShuBin Wang, pursuant to which, Dalian Vitup Management Holdings Co., Ltd. agreed to employ Mr. Wang as the President of the Board of Dalian Vitup Management Holdings Co., Ltd.  The foregoing description of the Senior Management Staff Employment Contract with Shubin Wang is qualified in its entirety by reference to the agreement which is attached hereto as Exhibit, 10.9 and is herein incorporated by reference.

Senior Management Staff Employment Contract – Feng Gu

On September 1, 2006 Dalian Vitup Management Holdings Co., Ltd entered into a five year employment contract with Ms. Feng Gu, pursuant to which Dalian Vitup Management Holdings Co., Ltd.  agreed to employ Ms. Gu as the Chief Executive Officer of Dalian Vitup  Management Holdings Co., Ltd The foregoing description of the Senior Management Staff Employment Contract with Feng Gu is qualified in its entirety by reference to the agreement which is attached hereto as Exhibit 10.10 and is herein incorporated by reference.

Senior Management Staff Employment Contract – Zheng Yan

On September 1, 2006 Dalian Vitup Management Holdings Co., Ltd. entered into a five year employment contract with Ms. Zheng Yan, pursuant to which Dalian Vitup Management Holdings Co., Ltd. agreed to employ Ms. Zheng Yan as the Chief Financial Officer of Dalian Vitup Management Holdings Co., Ltd.  The foregoing description of the Senior Management Staff Employment Contract with Zheng Yan is qualified in its entirety by reference to the agreement which is attached hereto as Exhibit 10.11, and is herein incorporated by reference.

Senior Management Staff Employment Contract – Huang JuKun

On September 1, 2006 Dalian Vitup Management Holdings Co., Ltd entered into a five year employment contract with Mr. Huang Jukun, pursuant to which Dalian Vitup Management Holdings Co., Ltd. agreed to employ Mr. Jukun as the Chief Medical Officer of Dalian Vitup Management Holdings Co., Ltd.  The foregoing description of the Senior Management Staff Employment Contract with Huang Jukun is qualified in its entirety by reference to the agreement which is attached hereto as Exhibit 10.12, and is herein incorporated by reference.

Stock Option Plans

No member of Registrant’s management has been granted any stock option or stock appreciation right.

Termination of Employment and Change of Control Arrangement

There are no compensatory plans or arrangements, including payments to be received from the Registrant, with respect to any person named in the Summary Compensation Table set out above which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of such person's employment with the Registrant or its subsidiaries, or any change in control of the Registrant, or a change in the person's responsibilities following a change in control of the Registrant.

Future compensation of officers will be determined by the board of directors based upon the financial condition and performance of the Registrant, the financial requirements of the Registrant, and individual performance of each officer.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Registrant for the benefit of its employees.

Director Compensation

The Registrant’s directors are not paid any salary as compensation for services they provide as directors of the Registrant. Except as identified in the chart below, no additional amounts are payable to the Registrant's directors for committee participation or special assignments.

The following table sets forth the compensation of our directors for the fiscal year ended December 31, 2007:

Fees
	Earned			Non-Equity
	And			Incentive	Non-qualified
	Paid in	Stock	Option	Plan	Compensation	All other
Name and	Cash	Award(s)	Award(s)	Compensation	Earnings	Compensation	Total

Shubin Wang	--	$48,981(1)	--	--	--	--	$48,981
Feng Gu	--	--	--	--	--	$12,698 (2)	$12,698
Xun Yuan	--	--	--	--	--	--	--
Laifu Zhong	--	--	--	--	--	--	--
Mr. Liming Gong	--	--	--	--	--	--	--

(1)

This amount represents 32,654 shares of the Company’s common stock that was issued in exchange for services rendered as a Director of the Registrant, which services were valued at $48,981, based on the share price of $1.5 for 32,654 shares of common stock at the grant date.

(2)

This figure represents funds paid to Feng Gu for her services rendered as CEO of the Registrant’s subsidiary, Dalian Vitup Management Holdings Co., Ltd.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following are transactions with related persons:

As noted above, the Registrant does not directly carry on any business operations due to PRC laws and does not have a direct ownership interest in the Dalian Vitup Clinic through which business operations are conducted.  However, through a series of contractual arrangements entered into by its wholly-owned subsidiary, the Registrant is able to: i) exert effective control over its PRC operating affiliates; ii) receive all the economic benefits derived from the business operations of its PRC operating affiliates, which in turn flow to the Registrant; and iii) have an exclusive option to purchase all or part of the equity interests in Dalian Vitup Healthcare.

The specific contractual agreements that allow the Registrant to exert effective control over its operating affiliates and receive all the economic benefits of the business activities of Dalian Vitup Healthcare and the Dalian Vitup Clinic are as follows: 1) a Loan Agreement; 2) a Share Pledge Contract; 3) an Exclusive Option Contract; 4) a Proxy Agreement; 5) a Consulting Agreement; and 6) a Shift Contract (collectively referred to as the “Clinic Agreements”).  The following is a summary of these agreements, all of which are filed herewith as exhibits to this Form 10:

Loan Agreement

The Loan Agreement, dated September 1, 2006, is by and among Dalian Vitup Management Holdings Co., Ltd., ShuBin Wang and Feng Gu.  The Loan Agreement was made for the purposes of forming and capitalizing Dalian Vitup Healthcare and to implement the contractual arrangements in our corporate structure.  Pursuant to the terms of the Loan Agreement:

•

Dalian Vitup Management loaned ShuBin Wang and Feng Gu RMB 8,000,000 (approximately US $970,756).

•

The loan is a non-interest bearing loan that is payable at will by ShuBin Wang and Feng Gu; the term payable at will means the loan does not have a maturity date; The loan is currently outstanding.

•

The term of the Loan Agreement is from the disbursement date of the loan to the date of full repayment of the loan.  Because the loan is payable at will by ShuBin Wang and Feng Gu, the Loan Agreement does not have a specific termination date.

•

Notwithstanding the foregoing, Dalian Vitup Management may demand full payment on the loan if any of the following events occur: i) ShuBin Wang or Feng Gu are fired or dismissed from Dalian Vitup Management or any of Dalian Vitup Management’s affiliates; ii) either ShuBin Wang or Feng Gu die or become incapacitated; iii) either ShuBin Wang or Feng Gu engage in or are involved in criminal conduct; iv) any third party files a claim against ShuBin Wang or Feng Gu in excess of RMB 100,000 (approximately US $13,215); or v) Dalian Vitup Management chooses to exercise its right to purchase the shares of Dalian Vitup Healthcare pursuant to its rights under the Exclusive Option Contract, which is more fully described below.  Aside from the foregoing, there are no events that would provide Dalian Vitup Management with the authority to demand immediate full repayment of the loan.

•

The loan is secured by ShuBin Wang and Feng Gu’s shares of stock in Dalian Vitup Healthcare through the Share Pledge Contract discussed below.

•

ShuBin Wang and Feng Gu may not, without the prior written consent of Dalian Vitup Management, sell, transfer, mortgage, pledge, dispose of by any other means or place any other secured rights on its shares and interests in Dalian Vitup Health Care.

•

Upon the full repayment of the balance of the loan, ShuBin Wang and Feng Gu are required to transfer 100% of their shares of stock in Dalian Vitup Healthcare, amounting to 100% of the capital stock of Dalian Vitup Healthcare, to Dalian Vitup Management, or a party designated by Dalian Vitup Management, in accordance with the laws of the PRC.

Share Pledge Contract

The Share Pledge Contract, dated September 1, 2006, is by and among Dalian Vitup Management Holdings Co., Ltd., ShuBin Wang, Feng Gu, and Dalian Vitup Healthcare Management Co., Ltd.  Pursuant to the terms of the Share Pledge Contract:

•

ShuBin Wang and Feng Gu have pledged all of their equity interest in Dalian Vitup Healthcare, which amounts to 100% of Dalian Vitup Healthcare, to Dalian Vitup Management to secure their obligations under the relevant contractual control agreements, including but not limited to, their repayment obligations under the Loan Agreement.

•

ShuBin Wang and Feng Gu have each agreed not to transfer, sell, pledge or otherwise dispose of or create any encumbrance on their equity interest in Dalian Vitup Healthcare without the consent of Dalian Vitup Management.

•

The Share Pledge Contract terminates upon ShuBin Wang and Feng Gu’s fulfillment of their respective obligations under the Loan Agreement. However, as noted above, pursuant to the terms of the Loan Agreement, upon the full repayment of the balance of the loan, ShuBin Wang and Feng Gu are required to transfer 100% of their shares of stock in Dalian Vitup Healthcare, amounting to 100% of the capital stock of Dalian Vitup

Healthcare, to Dalian Vitup Management, or a party designated by Dalian Vitup Management, in accordance with the laws of the PRC.

Exclusive Option Contract

The Exclusive Option Contract, dated September 1, 2006, is by and among Dalian Vitup Management Holdings Co., Ltd., ShuBin Wang, Feng Gu, and Dalian Vitup Healthcare Management Co., Ltd.  Pursuant to the terms of the Exclusive Option Contract:

•

Dalian Vitup Management may, in its sole and absolute discretion, elect to purchase 100% of the stock owned by ShuBin Wang and Feng Gu in Dalian Vitup Healthcare, which amounts to 100% of the capital stock of Dalian Vitup Healthcare.

•

The Exclusive Option Contract provides that the price at which Dalian Vitup Management can purchase all of ShuBin Wang’s and Feng Gu’s interest in Dalian Vitup Healthcare shall be equal to the actual capital contributions that ShuBin Wang and Feng Gu paid for the option shares.  The aggregate capital contributions that ShuBin Wang and Feng Gu have paid for the option shares is US $1,000,000; therefore, the price at which Dalian Vitup Management can purchase all of Mr. Wang’s and Ms. Gu’s interest is US$1,000,000.  There are no current PRC laws in effect that would require any type of appraisal to determine the stock price of the option shares; however, in the event that PRC law were to require an appraisal to determine the stock price of the option shares, the parties agree that the purchase price shall be the lowest price allowed under the applicable laws.

•

Neither ShuBin Wang, Feng Gu, nor Dalian Vitup Healthcare may enter into any transaction that could materially affect Dalian Vitup Healthcare’s assets, liabilities, equity or operations without the prior written consent of Dalian Vitup Management.

•

Neither ShuBin Wang, Feng Gu, nor Dalian Vitup Healthcare will distribute any dividends without the prior written consent of Dalian Vitup Management.

•

Dalian Vitup Management, and/or its designee, has an exclusive option to purchase all of ShuBin Wang and Feng Gu’s interest in Dalian Vitup Healthcare; such interest comprises 100% of the Dalian Vitup Healthcare.

•

The Exclusive Option Contract terminates upon the fulfillment of ShuBin Wang and Feng Gu’s obligations under the Loan Agreement. However, as noted above, pursuant to the terms of the Loan Agreement, upon the full repayment of the balance of the loan, ShuBin Wang and Feng Gu are required to transfer 100% of their shares of stock in Dalian Vitup Healthcare, amounting to 100% of the capital stock of Dalian Vitup Healthcare, to Dalian Vitup Management, or a party designated by Dalian Vitup Management, in accordance with the laws of the PRC.

Proxy Agreement

The Proxy Agreement, dated September 1, 2006, is by and among ShuBin Wang, Feng Gu and Dalian Vitup Management Holdings Co., Ltd.  Pursuant to the terms of the Proxy Agreement:

•

ShuBin Wang and Feng Gu granted Dalian Vitup Management full power and authority regarding any matters that require shareholder action as a result of ShuBin Wang and Feng Gu’s ownership interest in Dalian Vitup Healthcare; ShuBin Wang, the President and Chairman of the Board of Directors of Dalian Vitup Management, has the authority to act on behalf of, and make decisions for, Dalian Vitup Management.

•

The Proxy Agreement terminates upon the repayment of the loan by ShuBin Wang and Feng Gu pursuant to the terms of the Loan Agreement discussed above.

Consulting Agreement

The Consulting Agreement, dated September 1, 2006, is by and among Dalian Vitup Management, and Dalian Vitup Healthcare.   Pursuant to the terms of the Consulting Agreement:

•

Dalian Vitup Management will provide exclusive consulting services for Dalian Vitup Healthcare regarding: 1) services relating to health management; 2) services relating to the associate products in health management; 3) staff training; and 4) all other services required by Dalian Vitup Healthcare.

•

Dalian Vitup Healthcare pays Dalian Vitup Management a quarterly consulting fee of RMB 250,000 (approximately US $34,456).

•

Subject to certain early termination provisions, the Consulting Agreement is for an indefinite term and shall remain in full force and effect for the entire time period that Dalian Vitup Management remains in business.  Notwithstanding the foregoing: i) Dalian Vitup Healthcare may terminate the Consulting Agreement if Dalian Vitup Management commits a gross fault, fraudulent or other illegal act, or becomes bankrupt; and ii) Dalian Vitup Management may terminate the Consulting Agreement upon 30 days prior notice to Dalian Vitup Healthcare at any time.

Dalian Zhongshan Vitup Clinic’s Property Rights and Interests Shift Contract (the “Shift Contract”)

The Shift Contract, is by and among ShuBin Wang and Dalian Vitup Management Holdings Co., Ltd.  Pursuant to the terms of the Shift Contract:

•

The parties agree and acknowledge that Dalian Vitup Management Holdings is the actual owner of all of the Dalian Zhongshan Vitup Clinic’s property, rights and interests.

•

The parties agree and acknowledge that the Dalian Zhongshan Vitup Clinic shall be managed and controlled by Dalian Vitup Management.

•

The parties agree and acknowledge that Dalian Zhongshan Vitup Clinic is not an independent entity and that its revenue and income shall be consolidated with the financial statements of Dalian Vitup Management Holdings Co., Ltd.

•

The Shift Contract is for an indefinite term and may only be revised or terminated upon the mutual consent of both parties to the Contract.

The foregoing description of the Clinic Agreements is qualified in its entirety by reference to the Loan Agreement, Share Pledge Contract, Exclusive Option Contract, Proxy Agreement, Consulting Agreement, and Shift Contract, which are attached hereto as Exhibits, 10.1, 10.2, 10.3, 10.4, 10.5, and 10.6, respectively, and are herein incorporated by reference.

Lease Agreement

On January 12, 2004, the Registrant’s operating affiliate, Dalian Vitup Healthcare Management Co., Ltd. entered into a House Lease Agreement with Shubin Wang, a director and majority shareholder of the Company, for the lease of the premises housing its medical clinic located in Dalian.  Pursuant to the terms of the House Lease Agreement, the Dalian Vitup Healthcare Management leased the property located at No. 10-1-3-2(03), Ming Ze Yuan, Dalian City, China for a period of 15 years at an annual rental rate of RMB 100,000 (approximately US $13,835.30).  The foregoing description of the House Lease Agreement is qualified in its entirety by reference to the House Lease Agreement which is attached hereto as Exhibit 10.8, and is herein incorporated by reference.

Temporary Advance From Directors For Operating Expenses

As of December 31, 2007, the Company had temporary advances for operating expenses in the aggregate of $387,069 from directors, Mr. ShuBin Wang and Ms. Feng Gu.  The amount is unsecured and interest-free with no fixed terms of repayment.

ITEM 8.  LEGAL PROCEEDINGS

The Registrant is not a party to any pending legal proceedings, and no such proceedings are known to be contemplated. No director, officer or affiliate of the Registrant, and no owner of record or beneficial owner of more than 5.0% of the securities of the Registrant, or any associate of any such director, officer or security holder is a party adverse to the Registrant or has a material interest adverse to the Registrant in reference to pending litigation.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

The Registrant's common stock is approved for quotation on the pink sheets under the symbol CVPH.  However, there is no existing trading market for the shares. The Registrant currently has 15,000,000 shares of common stock issued and outstanding.

The following table sets forth the high and low bid prices of our common stock (USD) for the last two fiscal years and subsequent interim period, as reported by the National Quotation Bureau and represents inter dealer quotations, without retail mark-up, mark-down or commission and may not be reflective of actual transactions:

	(U.S. $)

2006	HIGH	LOW
Quarter Ended March 31	$3.80	$0.20
Quarter Ended June 30	$1.60	$0.20
Quarter Ended September 30	$2.40	$0.04
Quarter Ended December 31	$2.35	$0.04

2007	HIGH	LOW
Quarter Ended March 31	$2.00	$0.05
Quarter Ended June 30	$2.25	$.00001
Quarter Ended September 30	$2.25	$0.23
Quarter Ended December 31	$2.25	$0.20

Holders

The Registrant currently has 15,000,000 shares of common stock issued and outstanding.  Of the 15,000,000 shares, 14,742,856 shares constitute restricted securities as defined in Rule 144 under the Securities Act of 1933 and the share certificates representing such shares include a Rule 144 restrictive legend.  The remaining 257,144 shares are unrestricted, and may be deemed to be free trading securities. Of the 14,742,856 restricted shares, the Registrant believes that the restricted shares which are not held by affiliates, approximately 7,898,512 restricted shares, may be available for resale under Rule 144.  As of April 25, 2008, the Registrant’s stock was owned by 41 holders of record.

Dividends

The Company has not declared or paid any cash dividends on its common stock during the fiscal years ended December 31, 2007 or 2006.  There are no restrictions on the common stock that limit the ability of us to pay dividends if declared by the Board of Directors and  the loan agreements and general security agreements covering the Company’s assets do not limit its ability to pay dividends.  The holders of common stock are entitled to receive dividends when and if declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to the stockholders. Generally, the Company is not able to pay dividends if after payment of the dividends, it would be unable to pay its liabilities as they become due or if the value of the Company’s assets, after payment of the liabilities, is less than the aggregate of the Company’s liabilities and stated capital of all classes.

Equity Compensation Plan

We do not have an equity compensation plan.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

The following table lists the securities which the Company has sold within the past three years in transactions which were not registered under the Securities Act of 1933, as amended:

Name and Address	Date	Shares	Consideration
ShuBin Wang No. 108 South Road, Zhongshan District, Dalian, P.R. China	November 15, 2006	4,685,137	(1)
Feng Gu No. 108 South Road, Zhongshan District, Dalian, P.R. China	November 15, 2006	3,392,865	(1)
Shu Chun Wang No. 108 South Road, Zhongshan District, Dalian, P.R. China	November 15, 2006	600,000	(1)
Meng Ying Wang No. 108 South Road, Zhongshan District, Dalian, P.R. China	November 15, 2006	600,000	(1)

Quin Ping Zhang No. 108 South Road, Zhongshan District, Dalian, P.R. China	November 15, 2006	600,000	(1)
Yan Hai Zhou No. 108 South Road, Zhongshan District, Dalian, P.R. China	November 15, 2006	600,000	(1)
Xiao Li No. 108 South Road, Zhongshan District, Dalian, P.R. China	November 15, 2006	600,000	(1)
Yi Lin Gu No. 108 South Road, Zhongshan District, Dalian, P.R. China	November 15, 2006	450,000	(1)
Qui Feng Yu No. 108 South Road, Zhongshan District, Dalian, P.R. China	November 15, 2006	380,000	(1)
Mid-Continental Securities Corp. P.O. Box 110310 Naples, FL 34108-0106	November 15, 2006	182,200	(1)
Zhi Huang Room 2-11-1, 27/B Zhixinyuan, Wuyi Road, Shahekou District, Dalian, P.R. China	November 15, 2006	150,000	(1)
Yang Zi Wang No. 108 South Road, Zhongshan District, Dalian, P.R. China	November 15, 2006	150,000	(1)
Shuo Wang No. 28 Yangshu Street, Shahekou District, Dalian, P.R. China	November 15, 2006	150,000	(1)
Yong Ran Song No. 108 South Road, Zhongshan District, Dalian, P.R. China	November 15, 2006	150,000	(1)
Yen You Zheng 1980-1055 West Hastings St. Vancouver, British Columbia Canada V6E2E9	November 15, 2006	150,000	(1)
Tian Ying Zheng Room 806, 3/B Block 1 Jiangongbeili, Xuanwu District, Beijing, P.R. China	November 15, 2006	150,000	(1)
Xue Ying Zeng 602 Unit 1, 1/B Jianshe Road, Kunming, Yunnan Province, P.R. China	November 15, 2006	150,000	(1)

Xiao Mei Wang RM 2006, 14/B Jian Wai Soho Chao Yang District Beijing, China 100022	November 15, 2006	150,000	(1)
Yao Lin No. 1715 CTS Plaza 2 Beisanhuan East Rd. Chao Yang Beijing, China PRC 100028	November 15, 2006	100,000	(1)
Anna Herbst 87-10 Clover Place Holliswood, NY 11423	November 15, 2006	50,000	(1)
Jun Qing Wang RM 2006, 14/B Jian Wai Soho Chao Yang District Beijing, China 100022	November 15, 2006	20,000	(1)
ShuBin Wang No. 108 South Road, Zhongshan District, Dalian, P.R. China	March 27, 2007	32,654	(2)

(1)

The shares were exchanged pursuant to an Agreement for Share Exchange between the Registrant and China Vitup BVI whereby the shareholders of China Vitup BVI exchanged their shares in China Vitup BVI for shares in the Registrant. For each of the above share issues we relied on Section 4(2) of the Securities Act because the transaction did not involve a public offering and was therefore exempt from the registration requirements of the Securities Act.  No underwriters were used, nor were any brokerage commissions paid in connection with the above share issues.

(2)

These shares were issued in exchange for services rendered, which services were valued at $48,981.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Common Stock

We are authorized to issue 500,000,000 shares of $ 0.0001 par value common stock, of which 15,000,000 shares are issued and outstanding. As of the date hereof, there are no outstanding options, warrants or other securities.

Voting Rights

Each outstanding share of the common stock is entitled to one vote in person or by proxy in all matters that may be voted upon by shareholders of the Registrant.

Cash Dividends

As of the date hereof, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, and other applicable conditions. We do not intend to pay any cash dividends in the foreseeable future but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Preemptive Rights

The holders of the common stock have no preemptive or other preferential rights to purchase additional shares of any class of the Registrant's capital stock in subsequent stock offerings.

Liquidation Rights

In the event of the liquidation or dissolution of the Registrant, the holders of the common stock are entitled to receive, on a pro rata basis, all assets of the Registrant remaining after the satisfaction of all liabilities.

Conversion and Redemption Rights

The shares of the Registrant’s common stock have no conversion rights and are not subject to redemption. All of the issued and outstanding shares of the Registrant’s common stock are, and the unissued shares in this offering, when sold and paid for, will be duly authorized, fully paid, non-assessable and validly issued.

Stock Transfer Agent

The Registrant’s transfer agent is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 340, Denver, Colorado 80209.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Articles of Incorporation and Bylaws include provisions requiring the Company to provide indemnification for officers, directors, and other persons.  The following describes the terms of the indemnification:

(a) To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.75 1), as the same now exists or may hereafter be amended or supplemented, the Corporation shall indemnify its directors and officers, including payment of expenses as they are incurred and in advance of the final disposition of any action, suit, or proceeding. Employees, agents, and other persons may be similarly indemnified by the Corporation, including advancement of expenses, in such case or cases and to the extent set forth in a resolution or resolutions adopted by the Board of Directors. No amendment of this Section shall have any effect on indemnification or advancement of expenses relating to any event arising prior to the date of such amendment.

(b) The Corporation shall provide to any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of suit, litigation or other proceedings which is specifically permissible under applicable law.

(c) To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.752), as the same now exists or may hereafter be amended or supplemented, the Corporation may purchase and maintain insurance and make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for any liability asserted against such person and liability and expense incurred by such person in its capacity as a director, officer, employee, or agent, or arising out of such person's status as such, whether or not the Corporation has the authority to indemnify such person against such liability and expenses.

ITEM 13.  FINANACIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements required to be included in this registration statement appear at the end of the registration statement beginning on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT

We have had no changes in or disagreements with our accountants required to be disclosed pursuant to Item 304 of Regulation S-K.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)

The following financial statements are filed at a part of this registration statement:

Audited consolidated financial statements for China Vitup Health Care Holdings, Inc. for the fiscal years ended December 31, 2007 and 2006

(b)

The following exhibits are furnished with this registration statement

3.1	Articles of Incorporation of China Vitup Health Care Holdings, Inc.

3.2	Bylaws of China Vitup Health Care Holdings, Inc.

10.1	Loan Agreement dated September 1, 2006, by and among Dalian Vitup Management Holdings Co. Ltd. a corporation formed under the laws of the PRC, ShuBin Wang, and Feng Gu.

10.2

Share Pledge Contract dated September 1, 2006 by and among Dalian Vitup Management Holdings Co., Ltd, a corporation formed under the laws of the PRC, ShuBin Wang, Feng Gu, and Dalian Vitup Healthcare Management Co., Ltd., a corporation formed under the laws of the PRC.

10.3

Exclusive Option Contract dated September 1, 2006, by and among Dalian Vitup Management Holdings Co. Ltd., a corporation formed under the laws of the PRC, ShuBin Wang, Feng Gu, and Dalian Vitup Healthcare Management Co., Ltd., a corporation formed under the laws of the PRC.

10.4	Proxy Agreement dated September 1, 2006, by and among ShuBin Wang, Feng Gu and Dalian Vitup Management Holdings Co., Ltd., a corporation formed under the laws of the PRC.

10.5

Consulting Agreement dated September 1, 2006, by and among Dalian Vitup Management Holdings Co., Ltd., a corporation formed under the laws of the PRC and Dalian Vitup Healthcare Management Co., Ltd., a corporation formed under the laws of the PRC.

10.6	Shift Contract by and among Dalian Vitup Management Holdings Co., Ltd.. and Shubin Wang.
10.7	Form Cooperation Agreement
10.8	House Lease Agreement dated July 12, 2004 by and between ShuBin Wang and Dalian Vitup Healthcare Management Co., Ltd.
10.9	Senior Management Staff Employment Contract dated September 1, 2006, by and among Dalian Vitup Management Holdings Co., Ltd. and Shubin Wang.
10.10	Senior Management Staff Employment Contract dated September 1, 2006, by and among Dalian Vitup Management Holdings Co., Ltd. and Feng Gu.
10.11	Senior Management Staff Employment Contract dated September 1, 2006, by and among Dalian Vitup Management Holdings Co., Ltd. and Zheng Yan.
10.12	Senior Management Staff Employment Contract dated January 1, 2007, by and among Dalian Vitup Management Holdings Co., Ltd. and Huang Jukun.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

China Vitup Health Care Holdings, Inc.

By: /s/ Feng Gu, Chief Executive Officer

Date: May 1, 2008

CHINA VITUP HEALTH CARE HOLDINGS, INC. Consolidated Financial Statements For The Years Ended December 31, 2007 And 2006 (With Report of Independent Registered Public Accounting Firm Thereon)

ZHONG YI (HONG KONG) C.P.A. COMPANY LIMITED

Certified Public Accountants

CHINA VITUP HEALTH CARE HOLDINGS, INC.

5/14/2007 20:33 PM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

CHINA VITUP HEALTH CARE HOLDINGS, INC.

We have audited the accompanying consolidated balance sheets of China Vitup Health Care Holdings, Inc. (“the Company”) as of December 31, 2007 and 2006 and the related consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for the years ended December 31, 2007 and 2006. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Vitup Health Care Holdings, Inc. as of December 31, 2007 and 2006 and the results of operations and cash flows for the years ended December 31, 2007 and 2006 and in conformity with accounting principles generally accepted in the United States of America.

/s/ Zhong Yi (Hong Kong) C.P.A. Company Limited

Zhong Yi (Hong Kong) C.P.A. Company Limited

Certified Public Accountants

Hong Kong, China

April 7, 2008

CHINA VITUP HEALTH CARE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2007 AND 2006

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$651,598	$531,468
Accounts receivable, trade	209,180	7,352
Inventories	4,113	8,360
Prepayments, deposits and other receivables	473,083	220,320

Total current assets	1,337,974	767,500

Non-current assets:
Plant and equipment, net	1,377,120	780,481

TOTAL ASSETS	$2,715,094	$1,547,981

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$5,572	$24,658
Accounts payable	225,547	-
Amounts due to directors	387,069	7,301
Income tax payable	52,655	35,290
Accrued liabilities and other payables	95,747	100,485

Total current liabilities	766,590	167,734

Long-term liabilities:
Note payable, related party	970,756	970,756

TOTAL LIABILITIES	1,737,346	1,138,490

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no share issued and outstanding	-	-
Common stock, $0.0001 par value, 500,000,000 shares authorized, 15,000,000 and 14,967,346 shares issued and outstanding as of December 31, 2007 and 2006	1,500	1,497
Additional paid-in capital	167,481	118,503
Accumulated other comprehensive income	152,515	43,010
Statutory reserve	179,820	96,634
Equity of VIE	(97,012)	(97,012)
Retained earnings	573,444	246,859

Total stockholders’ equity	977,748	409,491

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,715,094	$1,547,981

See accompanying notes to consolidated financial statements.

CHINA VITUP HEALTH CARE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

 (Currency expressed in United States Dollars (“US$”), except for number of shares)

	Years ended December 31,
	2007	2006

OPERATING REVENUES	$2,019,327	$991,679

COST OF REVENUES (exclusive of depreciation)	719,024	192,673

GROSS PROFIT	1,300,303	799,006

Operating expenses:
Depreciation	352,046	116,879
Rental expense – related party	46,799	22,348
General and administrative	441,881	285,443
Total operating expenses	840,726	424,670

INCOME FROM OPERATION	459,577	374,336

Other income:
Interest income	1,946	917
Other income	12,176	-
Total other income	14,122	917

INCOME BEFORE INCOME TAXES	473,699	375,253

Income tax expense	(63,928)	(31,760)

NET INCOME	$409,771	$343,493

Other comprehensive income:
- Foreign currency translation gain	109,505	43,010

COMPREHENSIVE INCOME	$519,276	$386,503

Net income per share – Basic and diluted	$0.03	$0.03

Weighted average number of shares outstanding during the year – Basic and diluted	14,992,306	13,656,968

See accompanying notes to consolidated financial statements.

CHINA VITUP HEALTH CARE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

(Currency expressed in United States Dollars (“US$”))

	Years ended December 31,
	2007	2006
Cash flows from operating activities:
Net income	$409,771	$343,493
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	352,046	116,879
Gain on disposal of plant and equipment	(12,176)	-
Stock-based compensation to a director, non-cash	48,981	-
Changes in operating assets and liabilities:
Accounts receivable, trade	31,733	(7,352)
Inventories	4,663	(5,071)
Prepayments, deposits and other receivables	(464,652)	(117,674)
Deferred revenue	(20,096)	24,658
Accounts payable	257,819	-
Amounts due to directors	406,892	7,301
Income tax payable	14,466	35,089
Accrued liabilities and other payables	(81,257)	97,740

Net cash generated from operating activities	948,190	495,063

Cash flows from investing activities:
Cash proceeds to VIEs	-	(49,939)
Purchase of plant and equipment	(894,588)	(76,666)

Net cash used in investing activities	(894,588)	(126,605)

Cash flows from financing activities:
Contribution by stockholders	-	120,000

Net cash generated from financing activities	-	120,000

Foreign currency translation adjustment	66,528	43,010
NET CHANGE IN CASH AND CASH EQUIVALENTS	120,130	531,468

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	531,468	-

CASH AND CASH EQUIVALENTS, END OF YEAR	$651,598	$531,468

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes	$60,432	$-
Cash paid for interest expense	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
Comprehensive income	$109,505	$43,010
Share issued for acquisition	$-	$1,497

See accompanying notes to consolidated financial statements.

CHINA VITUP HEALTH CARE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

(Currency expressed in United States Dollars (“US$”), except for number of shares)

As of December 31, 2005

	Preferred stock		Common stock		Additional paid-in capital	Accumulated other comprehensive income	Statutory reserve	Equity of VIE	Retained earnings	Total stockholder’s equity
	No. of share	Amount	No. of share	Amount
	-	$-	13,460,202	$1,346	$(1,346)	$-	$-	$-	$-	$-

Contribution from stockholders	-	-	-	-	120,000	-	-	-	-	120,000

Contribution from VIE	-	-	-	-	-	-	-	(97,012)	-	(97,012)

Shares issued for reverse acquisition	-	-	1,507,144	151	(151)	-	-	-	-	-

Foreign currency translation adjustment	-	-	-	-	-	43,010	-	-	-	43,010

Net income for the year	-	-	-	-	-	-	-	-	343,493	343,493

Appropriation to statutory reserve	-	-	-	-	-	-	96,634	-	(96,634)	-
As of December 31, 2006	-	-	14,967,346	1,497	118,503	43,010	96,634	(97,012)	246,859	409,491

Stock-based compensation to a director, non-cash	-	-	32,654	3	48,978	-	-	-	-	48,981

Foreign currency translation adjustment	-	-	-	-	-	109,505	-	-	-	109,505

Net income for the year	-	-	-	-	-	-	-	-	409,771	409,771

Appropriation to statutory reserve	-	-	-	-	-	-	83,186	-	(83,186)	-
As of December 31, 2007	-	$-	15,000,000	$1,500	$167,481	$152,515	$179,820	$(97,012)	$573,444	$977,748

See accompanying notes to consolidated financial statements.

CHINA VITUP HEALTH CARE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

(Currency expressed in United States Dollars (“US$”))

1.

ORGANIZATION AND BUSINESS BACKGROUND

China Vitup Health Care Holdings, Inc. (“CVPH”) was incorporated under the laws of Canada on February 24, 2003. CVPH was originally organized as Second Bavarian Mining Consulting Services, Inc. On August 10, 2004, CVPH changed its domicile to the State of Wyoming, United States of America and changed its name to Tubac Holdings, Inc. On September 15, 2006, Tubac formed a wholly-owned subsidiary in Nevada called China Vitup Health Care Holdings, Inc. On October 2, 2006, through the completion of a merger with is wholly-owned subsidiary, CVPH, Tubac changed its domicile to the State of Nevada and changed its name to China Vitup Health Care Holdings, Inc. As a result of the merger, each share of Tubac was exchanged for one share of CVPH; Tubac ceased to exist as a separate entity and CVPH continued as the surviving company

On November 16, 2006, CVPH completed a stock exchange transaction (the “Exchange”) with the shareholders of China Vitup Healthcare Holdings, Inc. (“China Vitup BVI”), whereby 13,460,202 shares of CVPH’s common stock was issued to the shareholders of China Vitup BVI in exchange for 100% of the common stock of China Vitup BVI. The Exchange resulted in the previous controlling shareholders of China Vitup BVI becoming the controlling shareholders of CVPH.

The Exchange has been accounted for as a reverse acquisition and recapitalization of the CVPH whereby China Vitup BVI is deemed to be the accounting acquirer (legal acquiree) and CVPH to be the accounting acquiree (legal acquirer). CVPH is deemed to be a continuation of the business of China Vitup BVI. Accordingly, its assets and liabilities are included in the balance sheet at their historical book values and the results of operations of China Vitup BVI have been presented for the comparative prior period.

During 2007, CVPH, through its subsidiaries and variable interest entities (“VIEs”), engages in the provision of health management service and Chinese medical service in the People’s Republic of China (the “PRC”).

The Company has the following wholly-owned subsidiaries:

●

China Vitup BVI was incorporated in the British Virgin Islands (“BVI”) as a BVI business company on June 29, 2006 with an authorized capital of 50,000 shares of common stock at no par value per share, for the purpose of holding 100% equity interest in Dalian Vitup Management Holdings Co., Ltd (“Dalian Vitup Management”).

●

Dalian Vitup Management was organized as a wholly-foreign owned enterprise in Dalian City, Liaoning Province, the People’s Republic of China (the “PRC”) on August 30, 2006 with a registered and paid-up capital of $125,000 (equivalent to Renminbi Yuan (“RMB”) 1,000,000). Its principal activity is the provision of healthcare consulting.

The Company has the following significant VIEs in the PRC:

●

Dalian Vitup Healthcare Management Co., Ltd. (“Dalian Vitup Healthcare”) was registered as a limited liability company in Dalian City, Liaoning Province, the PRC on March 4, 2004 with a registered and paid-up capital of $970,756 (equivalent to RMB 8,000,000). The equity interest of Dalian Vitup Healthcare was owned by Mr. Wang Shubin and Ms. Gu Feng, the major shareholders of CVPH. Its principal activity is to operate a health center in Dalian City, Liaoning Province, the PRC.

●

Dalian Zhongshan Vitup Clinic (“Dalian Vitup Clinic”) was registered as a sole-proprietorship in Dalian City, Liaoning Province, the PRC on January 10, 2006 with a registered and paid-up capital of $12,134 (equivalent to RMB 100,000). The equity interest of Dalian Vitup Clinic was wholly-owned by Mr. Wang Shubin, a major shareholder of CVPH. Its principal business is engaged in the provision of Chinese medical consultation services in the PRC.

CVPH, China Vitup BVI, Dalian Vitup Management, Dalian Vitup Healthcare and Dalian Vitup Clinic are hereinafter referred to as (the “Company”).

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

•

Basis of presentation

These accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

•

Use of estimates

In preparing these consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the period reported. Actual results may differ from these estimates.

•

Principles of consolidation

The consolidated financial statements include the accounts of the Company, China Vitup BVI, Dalian Vitup Management and VIEs for which the Company is the primary beneficiary and the operating results of the VIEs was included in the consolidated statement of operations effective from September 1, 2006, the date when the Company, through Vitup Management, entered into a set of exclusive agreements with the VIEs. Details of the contractual arrangement with the VIEs were disclosed in Note 3 below.

All significant inter-company balances and transactions within the Company have been eliminated on consolidation.

•

Variable interest entities

The Company has adopted FASB Interpretation No. 46R consolidation of Variable Interest Entities, FIN 46R, an Interpretation of Accounting Research Bulletin No. 51. FIN 46R requires a variable interest entity or VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIEs or is entitled to receive a majority of the VIE’s residual returns. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

The Company has the following significant domestic Variable Interest Entities, or VIEs:

•

Dalian Vitup Healthcare, a PRC company controlled through Dalian Vitup Management by contracts and operates a health center in the PRC.  It is owned by Mr. Wang Shubin and Ms. Gu Feng, the major shareholders of CVPH.

•

Dalian Vitup Clinic, a PRC company controlled by Dalian Vitup Healthcare by contract and is engaged in the provision of Chinese medical consultation services in the PRC. It is 100% owned by Mr. Wang Shubin, one of the major shareholder and the director of CVPH.

The capital investment in these VIEs is funded by the Company and registered as interest-free loans to these PRC owners. As of December 31, 2007 and 2006, the total amount of interest-free loans to the owners of the VIEs listed above was US$970,756. Under various contractual agreements, the owners of the VIEs are required to transfer their ownership in these entities to the Company’s subsidiaries in the PRC when permitted by PRC laws and regulations or at any time for the amount of outstanding loans, and all voting rights of the VIEs are assigned to the Company. The Company has the power to appoint all directors and senior management personnel of the VIEs. Through the wholly-owned subsidiaries in the PRC, the Company has also entered into exclusive consulting services.

As a result of these contractual arrangements effective from September 1, 2006, the operating results of the VIEs were included in the consolidated statement of operations of the Company thereon.

The operating results of the VIEs for the period from their inceptions to August 31, 2006, before the effective date of becoming VIEs are recorded as “Equity from VIE” in the consolidated balance sheets.

•

Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

•

Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and determined based on managements’ assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment. As of December 31, 2007 and 2006, the Company did not record an allowance for doubtful accounts, nor have there been any write-offs.

•

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (“FIFO”) method for all inventories. Inventories mainly consist of the Chinese herb medicine purchased from third parties. The Company quarterly reviews historical sales activity to determine excess, slow moving items and potentially obsolete items and also evaluates the impact of any anticipated changes in future demand. The Company provides inventory allowances based on excess and obsolete inventories determined principally by customer demand. As of December 31, 2007 and 2006, the Company did not record inventory allowances, nor have there been any write-offs.

•

Plant and equipment, net

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

	Depreciable life	Residual value
Leasehold improvements	5 years	Nil
Medical equipment	5 years	5%
Motor vehicles	10 years	5%
Furniture, fixtures and equipment	5 years	5%

Expenditure for repairs and maintenance is expensed as incurred. When assets have retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

•

Impairment of long-lived assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, all long-lived assets such as plant and equipment held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of assets to estimated discounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. There has been no impairment as of December 31, 2007 or 2006.

•

Revenue recognition

The Company recognizes its revenues, as the related services are rendered to the customer and are net of allowances and discounts, its related business taxes and value added taxes. In accordance with the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured.

Healthcare consultation and medical consultation services are generally offered to the various groups of customers, including individual, corporations, government agencies and members. Members are enlisted in the healthcare and medical consultation service for a certain period of time by paying a non-refundable fee to the Company in advance under several membership packages. These advanced payments are received from the members and are immediately recorded as deferred revenue.

Revenues from healthcare consultation and medical consultation services are recognized in the period that services are rendered to the customers. Revenues from the sales of Chinese herbal medicine are recognized upon delivery of the related products.

Under all circumstances, the Company records revenues net of any estimated contractual allowances for potential adjustments resulting from a failure to meet performance or staffing related criteria. If necessary, the Company revises its estimates for such adjustments in future periods when the actual amount of the adjustment is determined. As of December 31, 2007 and 2006, the Company considered no reserve for these potential adjustments.

•

Cost of revenues

Cost of revenue primarily includes purchase of raw materials, sub-contracting charges and direct overhead.

•

Deferred revenue

Deferred revenue consists primarily of payments received in advance from customers.

•

Income tax

The Company accounts for income tax using SFAS No. 109 “Accounting for Income Taxes”, which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred income taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from loss carry-forwards and provisions, if any. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in the consolidated statement of operations and comprehensive income in the period of enactment. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

The Company also adopts the provisions of the Financial Accounting Standards Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. The adoption of FIN 48 did not have a significant impact on the Company’s consolidated financial statements.

The Company conducts its major businesses in the PRC and is subject to tax in this jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the foreign tax authority.

•

Advertising costs

The Company expenses advertising costs are accounted for in accordance with SOP 93-7, “Reporting for Advertising Costs”. Advertising costs for the years ended December 31, 2007 and 2006 was $61,713 and $13,678, respectively.

•

Research and development

Research and development costs are expensed when incurred in the development of new products or processes including significant improvements and refinements of existing products. No such costs were incurred for the years ended December 31, 2007 and 2006.

•

Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income, as presented in the accompanying consolidated statement of changes in stockholders’ equity consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

•

Net income per share

The Company calculates net income per share in accordance with SFAS No.128, “Earnings per Share”. Basic net income per share is computed by dividing the net income by the weighted-average number of common shares outstanding. Diluted net income per share is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive. The Company did not have any potentially dilutive common share equivalents as of December 31, 2007 and 2006.

•

Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statement of operations.

The reporting currency of the Company is the United States dollar ("US$"). The Company's major subsidiaries in the PRC, maintained their books and records in its local currency, the Renminbi (“RMB”), which is functional currency as being the primary currency of the economic environment in which these entities operate.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not the US$ are translated into US$, in accordance with SFAS No. 52, “Foreign Currency Translation”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statements of stockholders’ equity.

Translation of amounts from RMB into US$ has been made at the following exchange rates for the respective year:

	2007	2006

Years end RMB:US$ exchange rate	7.3141	7.9051
Average monthly RMB:US$ exchange rate	7.5633	7.9913

•

Stock-based compensation

The Company adopts SFAS No. 123(R), “Share-Based Payment” using the fair value method. Under SFAS No. 123(R), the stock-based compensation is measured using the Black-Scholes Option-Pricing model on the date of grant. The fair value of stock-based compensation that are expected to vest are recognized using the straight-line method over the requisite service period.

•

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

•

Segment reporting

SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. The Company operates in two reportable operating segments: Health Management Service and Chinese Medical Service.

●

Fair value of financial instruments

The Company values its financial instruments as required by SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The estimates presented herein are not necessarily indicative of amounts that the Company could realize in a current market exchange.

The Company’s financial instruments primarily include cash and cash equivalents, accounts receivable, inventories, prepayments, deposits and other receivables, deferred revenue, accounts payable, amounts du to directors, income tax payable, accrued liabilities and other payables and note payable.

As of the balance sheet date, the estimated fair values of financial instruments were not materially different from their carrying values as presented due to short maturities of these instruments.

●

Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles ("GAAP"), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurement where the FASB has previously determined that under those pronouncements fair value is the appropriate measurement. This statement does not require any new fair value measurements but may require companies to change current practice. This statement is effective for those fiscal years beginning after November 15, 2007 and to the interim periods within those fiscal years. The Company believes that SFAS No. 157 should not have a material impact on the consolidated financial position or results of operations

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, the provisions of which are required to be applied prospectively. The Company believes that SFAS 159 should not have a material impact on the consolidated financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), "Business Combinations", or SFAS No. 141R. SFAS No. 141R will change the accounting for business combinations. Under SFAS No. 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS No. 141R will change the accounting treatment and disclosure for certain specific items in a business combination. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Accordingly, any business combinations the Company engages in will be recorded and disclosed following existing GAAP until January 1, 2009. The Company expects SFAS No. 141R will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time. The Company is still assessing the impact of this pronouncement.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements--An Amendment of ARB No. 51, or SFAS No. 160". SFAS No. 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company believes that SFAS 160 should not have a material impact on the consolidated financial position or results of operations.

3.

VARIABLE INTEREST ENTITIES

The Company, through its subsidiaries and VIEs, operates a health center and provides healthcare consultation services in the PRC.

On September 1, 2006, the Company, through Dalian Vitup Management, entered into certain exclusive agreements with Dalian Vitup Healthcare and its owners. Pursuant to these agreements, Dalian Vitup Management provides exclusive technical consulting and other general business operation services to Dalian Vitup Healthcare in return of a consulting services fee which is equal to Dalian Vitup Healthcare’s net income. Through these contractual arrangements, Dalian Vitup Management has the ability to substantially influence Dalian Vitup Healthcare’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. As a result of these contractual arrangements, Dalian Vitup Management should be considered the primary beneficiary of Dalian Vitup Healthcare.

On April 1, 2006, Dalian Vitup Healthcare entered into similar set of exclusive agreements with Dalian Vitup Clinic to enable Dalian Vitup Healthcare to provide traditional Chinese medical consultation services to its customers. Dalian Vitup Clinic is also considered a VIE to Dalian Vitup Healthcare.

Pro forma consolidated financial information

The pro forma consolidated financial information is presented for informational purposes only. It summarized pro forma results of operations for the year ended December 31, 2006, assume that Dalian Vitup Healthcare and Dalian Vitup Clinic had become VIEs in which the Company had variable interests and was the primary beneficiary as of January 1, 2006. These pro forma results have been prepared at the historical cost and do not purport to be indications of the result of operations which actually would have resulted had these VIEs existed as of January 1, 2006.

2006

Operating revenues	$1,427,754
Cost of revenues	(350,495)

Gross profit	1,077,259
Total operating expenses	(480,944)
Other income	247
Income tax expense	(45,646)
Net income for the year	$550,916

Weighted average number of shares outstanding during the year – Basic and diluted	13,656,968
Net income per share – Basic and diluted	$0.04

4.

PREPAYMENTS, DEPOSITS AND OTHER RECEIVABLES

Prepayments, deposits and other receivables consisted of the followings:

	As of December 31,
	2007	2006

Prepayments	$167,145	$42,785
Deposits	140,842	31,587
Advances to employees	133,224	126,412
Other receivables	31,872	19,536
	$473,083	$220,320

5.

PLANT AND EQUIPMENT, NET

Plant and equipment, net, consist of the following:

	As of December 31,
	2007	2006

Leasehold improvements	$419,895	$419,465
Medical equipments	1,272,822	562,032
Motor vehicles	273,686	144,624
Furniture, fixtures and equipment	280,596	224,905
Foreign translation difference	90,972	-
	2,337,971	1,351,026
Less: accumulated depreciation	(911,001)	(570,545)
Less: foreign translation difference	(49,850)	-
Net book value	$1,377,120	$780,481

Depreciation expense for the years ended December 31, 2007 and 2006 was $352,046 and $116,879, respectively. All the plant and equipment were attributed from the VIEs and Dalian Vitup Management and measured at historical basis.

6.

ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consisted of the followings:

	As of December 31,
	2007	2006

Accrued liabilities	$83,866	$79,528
Salaries payable	-	3,246
Welfare payable	4,270	9,673
Other payables	7,611	8,038

$95,747	$100,485

7.

INCOME TAXES

The Company is registered in the United States of America and has operations in three tax jurisdictions: the United States of America (“U.S.”), British Virgin Island (“BVI”) and the PRC. The operation in the United States of America has incurred net operating losses for income tax purposes. The Company generated substantially its net income from the operation of its subsidiaries in the PRC and subject to the PRC tax jurisdiction.

The components of income (loss) before income taxes separating U.S., BVI and PRC tax jurisdictions are as follows:

	Years ended December 31,
	2007	2006
Tax jurisdictions:
Loss subject to U.S.	$(48,981)	$-
Income (loss) subject to BVI	339	(210)
Income subject to the PRC	522,341	375,463
Income before income taxes	$473,699	$375,253

United States of America

CVPH is subject to taxes in the United States of America and has incurred no net operating income for the year ended December 31, 2007 and 2006.

British Virgin Island

Under the current BVI law, the Company is not subject to tax on income.

The PRC

The Company's subsidiaries operating in the PRC, Dalian Vitup Management, Dalian Vitup Healthcare and Dalian Vitup Clinic are subject to taxes in the PRC. Pursuant to the PRC Income Tax Laws, Dalian Vitup Management and Dalian Vitup Healthcare are subject to corporate income tax (“CIT”) at a statutory rate of 33% (30% national income tax and 3% local income tax). Dalian Vitup Clinic is subject to applicable tax rate ranged from 5% to 35% as a sole-proprietorship.

Dalian Vitup Management and Dalian Vitup Clinic have no assessable income for the year ended December 31, 2007 and 2006.

Dalian Vitup Healthcare was granted a tax exemption under the tax law of the “Law of the Administration of Tax Collection”, “Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises” and “Implementation of the Provisional Regulation of the PRC on Corporate Income Tax” whereas EIT is calculated at a statutory rate of 33% based on 10% of net revenue generated from the provision of health management services. Dalian Vitup Healthcare generated its net revenue from its operation and has recorded income tax expense of $63,928 and $31,760 for the years ended December 31, 2007 and 2006.

On March 16, 2007, the National People’s Congress approved the Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”). The new CIT Law, among other things, imposes a unified income tax rate of 25% for both domestic and foreign invested enterprises with effect from January 1, 2008. Dalian Vitup Healthcare will be entitled to the tax rate reduction from 33% to 25% that may impact the carrying value of deferred tax assets as a result of new tax rate. However, Dalian Vitup Management is considered a foreign invested enterprise and its ultimate applicable effective tax rate in 2008 and beyond will depend on many factors, including but not limited to whether certain of its legal entity will be subject to a transitional policy under the Corporate Income Tax Law, whether Dalian Vitup Management and Dalian Vitup Healthcare can continue to enjoy the unexpired tax holidays.

The reconciliation of income tax rate to the effective income tax rate for the years ended December 31, 2007 and 2006 is as follows:

	Years ended December 31,
	2007	2006

Income before income taxes from PRC operation	$522,341	$375,463
Statutory income tax rate	33%	33%
	172,372	123,903

Effect from tax holiday	(108,444)	(95,806)
Net operating less carry forwards	-	3,663
Income tax expense	$63,928	$31,760

For the PRC operation, its effective income tax rates for the years ended December 31, 2007 and 2006 were 12% and 8%, respectively.

The following table sets forth the significant components of the aggregate net deferred tax assets of the Company as of December 31, 2007 and 2006:

	Years ended December 31,
	2007	2006

Deferred tax assets:
- Amortization of pre-operating expense	$-	$(6,461)
- Others	-	9,365
Less: valuation allowance	-	(2,904)

Deferred tax assets	$-	$-

8.

STOCK-BASED COMPENSATION

On March 27, 2007, the Company issued 32,654 shares of restricted common stock at the market quoted price of $1.50 per share for the director’s remuneration to Mr. Wang Shubin. The Company recognized the stock-based compensation cost of $48,981 to the consolidated statements of operations for the year ended December 31, 2007.

9.

NET INCOME PER SHARE

Basic net income per share is computed using the weighted average number of the ordinary shares outstanding during the year. Diluted net income per share is computed using the weighted average number of ordinary shares and ordinary share equivalents outstanding during the year. Pursuant to stock exchange transaction on November 16, 2006, the weighted average number of common shares issued and outstanding was adjusted to account for the effects of the stock exchange transaction as a reverse acquisition as more fully described in Note 1.

The following table sets forth the computation of basic and diluted net income per share for the years ended December 31, 2007 and 2006:

	Years ended December 31,
	2007	2006
Basis and diluted net income per share calculation
Numerator:
- Net income in computing basic net income per share	$409,771	$343,493

Denominator:
- Weighted average ordinary shares outstanding	14,992,306	13,656,968

Basic and diluted net income per share	$0.03	$0.03

10.

RELATED PARTY TRANSACTION

(a)

Related party transaction

	Years ended December 31,
	2007	2006
Rental expense charged by a shareholder of the Company, Mr. Wang Shubin	$46,799	$22,348

The premise of healthcare facility center was leased to the Company at market rates. The term of the lease agreement is 15 years commencing from 2004 through 2019.

The premise of Dalian Vitup Management office was leased to the Company at market rates. The term of the lease agreement is 20 years commencing from 2006 through 2026.

(b)

Amounts due to directors

As of December 31, 2007 and 2006, the Company had a temporary advance in aggregate of $387,069 and $7,301, respectively from Mr. Wang Shubin and Ms. Gu Feng, directors of the Company. The amount is unsecured and interest-free with no fixed terms of repayment.

(c)

Note payable, related party

As of December 31, 2006, the Company had a note payable of $970,756 (RMB 8,000,000) from Mr. Wang Shubin, the major shareholder of the Company. On September 1, 2006, Dalian Vitup Management, Mr. Wang Shubin and Ms. Gu Feng entered into a Loan Agreement (the “Agreement”). Under the Agreement, Dalian Vitup Management lent an aggregate amount of RMB 8,000,000 to Mr. Wang and Ms. Gu Feng for the incorporation and business setup of Dalian Vitup Healthcare. The note was non-interest bearing and secured by Mr. Wang Shubin and Ms. Gu Feng’s equity shares in Dalian Vitup Healthcare. Unless the following situations would occur, the note would become payable at Mr. Wang Shubin and Ms. Gu Feng’s will:

i)

Mr. Wang Shubin or Ms. Gu Feng are fired or dismissed from Dalian Vitup Management or any of Dalian Vitup Management’s affiliates;

ii)

Either Mr. Wang Shubin or Ms. Gu Feng become deceased or incapacitated;

iii)

Either Mr. Wang Shubin or Ms. Gu Feng engage in or are involved in criminal conduct;

iv)

Any third party files a claim against Mr. Wang Shubin or Ms. Gu Feng in excess of $13,215 (RMB 100,000); or

v)

Dalian Vitup Management has an option to exercise its right to purchase the shares of Dalian Vitup Healthcare with a written notice pursuant to its rights under the contractual arrangements.

11.

SEGMENT INFORMATION

The Company’s business units have been aggregated into two reportable segments: Health Management Service and Chinese Medical Service. The Company, through subsidiaries and VIEs, operates these segments in the PRC. Other than cash and cash equivalents of approximately $72,923 maintained in Hong Kong as of December 31, 2007, all the identifiable assets of the Company are located in the PRC during the years presented.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2). The Company had no inter-segment sales for the years ended December 31, 2007 and 2006. The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies.

Summarized financial information concerning the Company’s reportable segments is shown in the following table for the years ended December 31, 2007 and 2006:

	Year ended December 31, 2007
	Health management service	Chinese medical service	Corporate	Total

Revenue, net
- Product sale	$237,164	$53,345	$-	$290,509
- Service revenue	1,720,154	8,664	-	1,728,818
	1,957,318	62,009	-	$2,019,327
Cost of revenue	(683,343)	(35,681)	-	(719,024)
Gross profit	1,273,975	26,328	-	1,300,303
Depreciation	251,152	-	100,894	352,046
Net income (loss)	592,588	(7,200)	(175,617)	409,771
Total assets	2,381,904	40,704	292,486	2,715,094
Expenditure for long-lived assets	$202,570	$-	$692,018	$894,588

Year ended December 31, 2006
	Health management service	Chinese medical service	Corporate	Total

Revenue, net

- Product sale	$125,824	$21,674	$-	$147,498
- Service revenue	843,069	1,112	-	844,181

	968,893	22,786	-	991,679
Cost of revenue	(177,894)	(14,779)	-	(192,673)
Gross profit (loss)	790,999	8,007	-	799,006
Depreciation	116,879	-	-	116,879
Net income (loss)	509,893	(12,583)	(153,817)	343,493
Total assets	1,465,933	34,372	47,676	1,547,981
Expenditure for long-lived assets	$15,340	$-	$61,326	$76,666

12.

CHINA CONTRIBUTION PLAN

Under the PRC Law, full-time employees of the Company’s PRC subsidiaries and VIEs are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Company’s PRC subsidiaries and VIE are required to accrue for these benefits based on certain percentages of the employees’ salaries. The total contributions made for such employee benefits were $19,682 and $4,673 for the years ended December 31, 2007 and 2006.

13.

STATUTORY RESERVES

Under the PRC Company Law, the Company’s PRC subsidiaries and VIEs are required to make appropriations to three reserves funds, the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net earnings and determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after-tax net earnings until the reserve is equal to 50% of respective companies’ registered capital. Appropriation to the statutory public welfare fund is ranged from 6% to 8% of the after-tax net earnings determined in accordance with PRC GAAP. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. No appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

For the years ended December 31, 2007 and 2006, the Company contributed $83,186 and $96,634 to statutory reserves.

14.

CONCENTRATIONS AND RISKS

(a)

Major customers and vendors

For the years ended December 31, 2007 and 2006, 100% of the Company’s assets were located in the PRC and 100% of the Company’s revenues were derived from customers located in the PRC and there are no customers and vendors who account for 10% or more of revenues and purchases.

 (b)

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade accounts receivable. The Company performs ongoing credit evaluations of its customers’ financial condition, but does not require collateral to support such receivables.

(c)

Exchange rate risk

The reporting currency of the Company is the US$, to date the majority of the revenues and costs are denominated in RMB and a significant portion of the assets and liabilities are denominated in RMB. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and RMB. If the RMB depreciates against the US$, the value of the RMB revenues and assets as expressed in US$ financial statements will decline. The Company does not hold any derivative or other financial instruments that expose to substantial market risk.

15.

COMMITMENT AND CONTINGENCIES

(a)

Operating leases

The Company leases healthcare centers in Dalian City, the PRC under non-cancelable operating leases.

Costs incurred for the healthcare center and office premise in Dalian City, the PRC under operating leases are recorded as rent expense of $46,799 and $22,348 for the years ended December 31, 2007 and 2006.

As of December 31, 2007, future minimum rent payments due under a non-cancelable operating lease are as follows:

Years ending December 31:
2008	$48,372
2009	48,372
2010	48,372
2011	48,372
Thereafter	344,686
Total:	$538,174

(b)

Long-term commitment

In December 2006, the Company entered into a contract with a medical equipment supplier whereby the Company was obliged to purchase a minimum of approximately $64,250 of biochemical reagent in a term of five years from 2007 through 2011.